UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

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[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-12

KRISPY KREME DOUGHNUTS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ]	Fee paid previously with preliminary materials.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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May 5, 2016

To Our Shareholders:

On behalf of the Board of Directors and management of Krispy Kreme Doughnuts, Inc., I invite you to the Annual Meeting of Shareholders (“Annual Meeting”) to be held on Tuesday, June 14, 2016 at 9:00 a.m., Eastern Time, at the Company’s headquarters, 370 Knollwood Street, Winston-Salem, North Carolina 27103. We look forward to greeting those shareholders able to attend. At the Annual Meeting, we will discuss each item of business described in the enclosed Notice of Annual Meeting of Shareholders and Proxy Statement.

For your convenience, we are pleased to take advantage of the “e-proxy” rules of the Securities and Exchange Commission that allow companies to furnish proxy materials to shareholders via the internet. On or about May 5, 2016, we began mailing certain shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our Annual Report, via the internet and, if desired, how to request a paper copy of our proxy materials. Certain shareholders who submitted votes at the 2015 annual meeting of shareholders will continue to receive a paper copy of the Notice of Annual Meeting of Shareholders, Proxy Statement, and Annual Report, which we began mailing on or about May 5, 2016. A copy of the Notice of Annual Meeting of Shareholders, Proxy Statement and Annual Report is available at http://krispykreme.com/annualreport.

It is important that your shares are represented at the Annual Meeting whether or not you plan to attend. Accordingly, we request your cooperation by signing, dating, and mailing the enclosed proxy card, or voting by telephone or electronically through the internet as soon as possible to ensure your representation at the Annual Meeting. If you do attend the Annual Meeting and wish to vote in person, you may revoke your proxy at that time.

Sincerely,

JAMES H. MORGAN Chairman of the Board

KRISPY KREME DOUGHNUTS, INC.
370 Knollwood Street
Winston-Salem, North Carolina 27103

___________________________________

NOTICE OF 2016 ANNUAL MEETING OF SHAREHOLDERS
___________________________________

Time and Date:	9:00 a.m., Eastern Time, on Tuesday, June 14, 2016.

Place:	Krispy Kreme Doughnuts, Inc. Headquarters 370 Knollwood Street Winston-Salem, North Carolina 27103.

Purposes:	1.	To elect four Class II directors, whose terms will expire in 2019.

	2.	To approve, on an advisory basis, the compensation of our named executive officers as disclosed in our 2016 Proxy Statement.

	3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending January 29, 2017.

	4.	To consider such other matters as may properly come before the Annual Meeting.

Adjournments and Postponements:

Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Record Date:	You are entitled to vote only if you were a shareholder of the Company as of the close of business on April 15, 2016 (“Record Date”).

Voting:

Your vote is important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this Proxy Statement and submit your proxy or voting instructions as soon as possible. Please sign, date, and return the proxy card in the enclosed business reply envelope, or vote by telephone or electronically through the internet to ensure your representation at the Annual Meeting. If you attend the Annual Meeting and wish to vote in person, you may revoke your proxy at that time. If you plan to attend, you must follow the instructions described under “General Information about the Annual Meeting and Voting.”

BY ORDER OF THE BOARD OF DIRECTORS,

STEVEN J. ELLCESSOR Secretary

This notice of Annual Meeting and Proxy Statement and form of proxy are being distributed and made available on or about May 5, 2016.

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QUICK REFERENCE FOR SHAREHOLDERS

Important Notice Regarding Availability of Proxy Materials for the Shareholder Meeting to be held on
June 14, 2016:

The Notice of Annual Meeting of Shareholders, Proxy Statement, Form of Proxy, and Annual Report to
Shareholders are available at http://krispykreme.com/annualreport.

In this Proxy Statement, the words “the Company,” “we,” “our,” “ours,” “us,” and similar terms refer to Krispy Kreme Doughnuts, Inc. and its consolidated subsidiaries, unless the context indicates otherwise.

WHY AM I RECEIVING THESE MATERIALS?

This Proxy Statement is furnished in connection with the solicitation of proxies by Krispy Kreme Doughnuts, Inc. (the “Company”) for its Annual Meeting of Shareholders on Tuesday, June 14, 2016, at 9:00 a.m., Eastern Time, at the Company’s headquarters, 370 Knollwood Street, Winston-Salem, North Carolina 27103, including any postponement or adjournment thereof (the “Annual Meeting”), for the purposes set forth in the accompanying notice. On or about May 5, 2016, we began mailing certain shareholders of record a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy materials, including our Annual Report, via the internet. Certain shareholders of record who submitted votes at the 2015 annual meeting of shareholders will continue to receive a paper copy of the Notice of Annual Meeting of Shareholders, Proxy Statement and Annual Report, which we began mailing on or about May 5, 2016.

WHY DID I RECEIVE A NOTICE IN THE MAIL REGARDING THE INTERNET AVAILABILITY OF THE PROXY MATERIALS INSTEAD OF A PAPER COPY OF THE PROXY MATERIALS?

We are using the United States Securities and Exchange Commission (“SEC”) rule that allows companies to furnish their proxy materials over the internet. On or about May 5, 2016, we first began mailing to shareholders the Notice. The Notice contains instructions on how to access this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended January 31, 2016 (the “2016 Form 10-K”), and vote online. By furnishing our proxy materials over the internet, we are lowering the costs and reducing the environmental impact of the Annual Meeting.

HOW CAN I ACCESS THE PROXY MATERIALS OVER THE INTERNET OR OBTAIN A PAPER COPY?

The Notice of Annual Meeting of Shareholders, Proxy Statement and 2016 Form 10-K are available at http://krispykreme.com/annualreport.

The Notice also contains instructions on how shareholders can receive a paper copy of our proxy materials, including this Proxy Statement, the 2016 Form 10-K, and a form of proxy card. The Notice is not a ballot or other form for voting. Shareholders who receive a paper copy of our proxy materials, including a Proxy Statement, the 2016 Form 10-K, and a form of proxy card, may vote by mail by signing, dating and returning the proxy card, by telephone, or via the internet.

WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE NOTICE ABOUT THE INTERNET AVAILABILITY OF THE PROXY MATERIALS OR MORE THAN ONE PAPER COPY OF THE PROXY MATERIALS?

You may receive more than one Notice and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate Notice or a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you may receive more than one Notice or more than one proxy card. To vote all of your shares by proxy, you must either (i) complete, date, sign and return each proxy card and voting instruction card that you receive or (ii) vote over the internet or telephone the shares represented by each Notice that you receive (unless you have requested and received a proxy card or voting instruction card for the shares represented by one or more of the Notices).

WHAT IS “HOUSEHOLDING” AND HOW DOES IT AFFECT ME?

We have previously adopted a procedure approved by the SEC called “householding.” Under this procedure, multiple registered shareholders who share the same last name and address and do not participate in electronic delivery will receive only one copy of the annual proxy materials unless they notify us that they wish to continue receiving multiple copies. We have undertaken householding to reduce our printing costs and postage fees.

If you are a registered shareholder (your shares are held directly in your name) and you wish to opt out of householding so that you and other members of your household receive multiple copies of the proxy materials at the same address, you may do so by calling our Legal Department at (336) 726-8876 or by notifying us in writing at: Krispy Kreme Doughnuts, Inc., 370 Knollwood Street, Winston-Salem, North Carolina 27103, Attention: Secretary. Your notice must be received by us at least 30 days before the mailing of proxy materials, which we normally expect to occur in April or May of each year. You also may request additional copies of the proxy materials by notifying us in writing at the same address.

If you share an address with another registered shareholder and currently are receiving multiple copies of the proxy materials, you may request householding by notifying us at the above-referenced address.

WHAT PROPOSALS ARE TO BE PRESENTED AT THE ANNUAL MEETING?

The purpose of the Annual Meeting is to (i) elect four Class II directors, whose terms will expire in 2019, (ii) approve, on an advisory basis, the compensation of our named executive officers (“NEOs”) as disclosed in this 2016 Proxy Statement, (iii) ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending January 29, 2017, and (iv) consider such other matters as may properly come before the Annual Meeting or any adjournments or postponements thereof.

WHO CAN ATTEND THE ANNUAL MEETING?

Only shareholders of the Company as of the close of business on April 15, 2016 (the “Record Date”), their duly appointed proxies, and invited guests of the Company will be permitted to attend the Annual Meeting.

All shareholders will be required to present valid picture identification. IF YOU DO NOT HAVE VALID PICTURE IDENTIFICATION, YOU WILL NOT BE ADMITTED TO THE ANNUAL MEETING.

If you are a shareholder with shares registered directly in your name as of the Record Date, you will be asked upon arrival at the Annual Meeting to show your picture identification so that your ownership can be confirmed in the Company’s shareholder records.

If you are a shareholder with shares held through a bank, brokerage firm, or other nominee (that is, your shares are held in “street name”), you will need proof of ownership as of the Record Date to be admitted to the Annual Meeting. An example of proof of ownership would be a brokerage statement or a letter from your bank or brokerage firm showing you own shares as of the Record Date. We will admit you ONLY if we are able to verify that you were a shareholder of the Company as of the Record Date.

WHO IS ENTITLED TO VOTE?

All shareholders as of the Record Date (April 15, 2016) will be entitled to vote in person or by proxy at the Annual Meeting. As of the close of business on that date, there were 62,178,939 shares of the Company’s common stock outstanding and entitled to vote.

COULD OTHER MATTERS BE DECIDED AT THE ANNUAL MEETING?

We know of no matters to be presented at the Annual Meeting other than those indicated in this Proxy Statement. If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, it is the intention of the persons named in the proxy to vote your shares in accordance with their judgment.

WHAT IF I HAVE QUESTIONS ABOUT THE ANNUAL MEETING?

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor, whose information is listed below:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
(888) 750-5834

A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JANUARY 31, 2016, WILL BE PROVIDED TO YOU WITHOUT CHARGE UPON WRITTEN REQUEST TO KRISPY KREME DOUGHNUTS, INC., 370 KNOLLWOOD STREET, WINSTON-SALEM, NORTH CAROLINA 27103, ATTENTION: SECRETARY.

Proxy Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Annual Meeting of Shareholders

●	Time and Date	9:00 a.m., Eastern Time, Tuesday, June 14, 2016

●	Place	Krispy Kreme Doughnuts, Inc. Headquarters 370 Knollwood Street Winston-Salem, North Carolina 27103

●	Record Date	April 15, 2016

●	Voting	Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals.

●	Entry	If you decide to attend the meeting in person, upon your arrival you will need to present valid photo identification and, if you hold your shares in street name, proof that you own Company stock. See page 7 for further instructions.

Voting Matters

Agenda Item		Board Vote Recommendation	Page Reference (for more detail)
1.	Election of four Class II directors	FOR	11
2.	Advisory vote on the compensation of our Named Executive Officers	FOR	21
3.	Ratification of PricewaterhouseCoopers LLP as our independent
	registered public accounting firm for fiscal 2017	FOR	23

Company Performance Highlights

Below is a summary of the Company’s financial performance in fiscal 2016.

●	Revenues increased 5.8% to $518.7 million
●	Operating income rose 8.0% to $52.1 million
●	Pretax income increased 7.5% to $51.8 million
●	Adjusted net income increased 10.8% to $53.5 million ($0.80 per share)(1)
●	Net income was $32.4 million ($0.48 per share)
●	Cash provided by operating activities was $78.9 million
____________________

(1)	Adjusted net income and adjusted earnings per share are non-GAAP financial measures. We provide a reconciliation of each non-GAAP financial measure to its most directly comparable GAAP financial measure in Appendix A to this Proxy Statement.

Compensation Best Practices

The foundation of the Company’s compensation policies is to reward employees, including the NEOs, for achievements that support the mission and strategic objectives of the Company. The table set forth in the Compensation Discussion & Analysis section on page 43 highlights certain of our executive compensation practices, including practices we have implemented that the Compensation Committee believes will help to drive corporate performance, as well as those practices that we have chosen not to implement because we believe they do not serve our shareholders’ interests.

Primary Components of 2016 Compensation for Executive Officers

Below is a summary of the primary components of executive compensation. Additional detail regarding executive compensation is located in the Compensation Discussion & Analysis section of the Proxy Statement.

Type	Form	Terms	Page Reference (for more detail)
Cash	Base Salary	Generally eligible for increase at periodic intervals	44

Cash	Annual Cash Incentive	Earned based on attainment of pre-established financial performance targets	44

Equity	Incentive Stock Options or Restricted Stock Units	Generally received annually and with vesting over a four-year period, subject to continued service	46

Other Employee Benefits	401(k), health coverage, group insurance	Receive the same employee benefits as all employees	48

Board Nominees

The following table provides summary information about each director nominee. For more detail on each director nominee as well as the directors who are not up for election this year, see pages 11 - 22. The nominees receiving a plurality of the votes cast at the Annual Meeting will be elected as directors. Each director nominee serves as a current director and each of them, other than Mr. Blixt, has attended at least 75% of the total meetings of the Board and meetings of the committees of which he or she was a member. Mr. Blixt attended at least 75% of all Board meetings, but was unable during fiscal 2016 to attend at least 75% of Audit Committee meetings. Mr. Blixt has been a member of the Board since 2007, and this is the first year that Mr. Blixt did not attend at least 75% of the meetings of the Board and the committees on which he served. His inability to attend certain meetings of the Audit Committee and the 2015 annual meeting of shareholders was the result of unavoidable obligations.

		Director			Committees			Other Current Public Company
Name	Age	Since	Occupation	Independent	AC	CC	NCGC	Boards
Charles A. Blixt	64	2007	Former General Counsel of Reynolds American Inc.	X	X			Swedish Match AB
Lynn Crump-Caine	59	2007	CEO of OutsideIn Consulting; Former Executive Vice President of Worldwide Operations of McDonald’s Corporation	X		X	X

		Director			Committees			Other Current Public Company
Name	Age	Since	Occupation	Independent	AC	CC	NCGC	Boards
Robert S. McCoy, Jr.	77	2003	Former Vice Chairman of Wachovia Corporation	X	X			Web.com Group, Inc.
Andrew J. Schindler	71	2006	Former Chairman and CEO of Reynolds Tobacco Holdings, Inc.	X		X		Hanesbrands Inc.; ConAgra Inc.
____________________

AC	Audit Committee
CC	Compensation Committee
NCGC	Nominating and Corporate Governance Committee

Independent Registered Public Accounting Firm

Although shareholder ratification is not required by law, we are asking shareholders to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2017. Below is a summary of fees paid to PricewaterhouseCoopers LLP in fiscal 2016. This information is not a substitute for the information disclosed in the Information Related to Our Independent Registered Public Accounting Firm section on page 33.

FY 2016
Audit Fees	$1,388,000
All Other Fees	4,140
Total	$1,392,140

2017 Annual Meeting Shareholder Proposals

●	Shareholder proposals submitted pursuant to SEC Rule 14a-8 must be received by us by January 5, 2017.
●	Notice of shareholder proposals outside of SEC Rule 14a-8 must be delivered to us during the period that is not less than 40 days nor more than 90 days before the Company’s 2017 annual meeting of shareholders.

GENERAL INFORMATION ABOUT VOTING

WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

All shareholders as of the Record Date (April 15, 2016) will be entitled to vote in person or by proxy at the Annual Meeting. As of the close of business on that date, there were 62,178,939 shares of the Company’s common stock outstanding and entitled to vote.

HOW DO I VOTE IF I HOLD SHARES DIRECTLY IN MY NAME?

Shareholders with shares registered directly in their names in the Company’s stock records maintained by its transfer agent, American Stock Transfer and Trust Company, may vote their shares:

●	by mailing a signed and dated proxy card in the envelope provided;
●	by making a toll-free telephone call in the U.S. or Canada to 1-800-690-6903; or
●	by submitting a proxy through the internet at the following Web address: www.proxyvote.com.

In addition, ballots will be passed out to any shareholder who wants to vote in person at the Annual Meeting.

Specific instructions to be followed by registered shareholders are set forth on the proxy card. Proxies submitted by mail, telephone or internet as described above must be received by 11:59 p.m., Eastern Time, on June 13, 2016. NOTE: If you vote by telephone or internet, you do not need to return a proxy card.

HOW DO I VOTE IF I HOLD SHARES THROUGH A BANK, BROKERAGE FIRM, OR OTHER NOMINEE?

Shareholders who hold shares through a bank or brokerage firm should refer to the voting instruction form forwarded by their bank, brokerage firm, or other nominee to see which options are available to them. In addition to voting by mail, a number of banks and brokerage firms participate in a program provided through Broadridge Financial Solutions, Inc. (“Broadridge”) that offers telephone and internet voting options. Votes submitted by telephone or by using the internet through Broadridge’s program must be received by 11:59 p.m., Eastern Time, on June 13, 2016.

In addition, ballots will be passed out to any shareholder who wants to vote in person at the Annual Meeting.  Should you decide to attend the Annual Meeting and vote your shares in person, you must obtain a proxy executed in your favor from your bank or brokerage firm for your ballot to be counted.

WHAT CONSTITUTES A QUORUM FOR THE ANNUAL MEETING?

The presence, in person or by proxy, of at least a majority of the shares entitled to vote at the Annual Meeting will constitute a quorum for the purpose of voting on a particular matter at the Annual Meeting. Once a share is represented for any purpose at the Annual Meeting, it is deemed present for quorum purposes for the remainder of the meeting and any adjournment thereof unless a new record date is set for the adjournment. Signed proxies that withhold authority or reflect abstentions or “broker non-votes” will be counted for purposes of determining whether a quorum is present. “Broker non-votes” are proxies received from brokerage firms or other nominees holding shares on behalf of their clients who have not been given specific voting instructions from their clients with respect to non-routine matters. Shares held of record by shareholders or their nominees who do not vote by proxy or attend the Annual Meeting in person will not be considered present or represented at the Annual Meeting and will not be counted in determining the presence of a quorum.

WHAT PROPOSALS ARE TO BE PRESENTED AT THE ANNUAL MEETING?

The purpose of the Annual Meeting is to (i) elect four Class II directors, whose terms will expire in 2019, (ii) approve, on an advisory basis, the compensation of our named executive officers (“NEOs”) as disclosed in this 2016 Proxy Statement, (iii) ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending January 29, 2017, and (iv) consider such other matters as may properly come before the Annual Meeting or any adjournments or postponements thereof.

HOW MANY VOTES ARE REQUIRED TO PASS EACH OF THE PROPOSALS?

Each outstanding share of our common stock shall be entitled to one vote on each matter submitted to a vote at the Annual Meeting. Assuming the presence of a quorum at the Annual Meeting:

●	Proposal 1 - The election of directors will be determined by a plurality of the votes cast at the Annual Meeting. This means that the four nominees receiving the highest number of “FOR” votes will be elected as directors. Withheld votes and broker non-votes, if any, are not treated as votes cast, and therefore will have no effect on the proposal to elect directors.

●	Proposal 2 - The approval, on an advisory basis, of the compensation of our NEOs as disclosed in this Proxy Statement requires the votes cast in favor of the proposal to exceed the votes cast against the proposal. Abstentions and broker non-votes are not treated as votes cast, and therefore will have no effect on the proposal. Because your vote is advisory, it will not be binding on the Board of Directors or the Company. However, the Board of Directors and the Compensation Committee will consider the outcome of the vote when making future compensation decisions for the Company’s executive officers.

●	Proposal 3 - The ratification of the appointment of our independent registered public accounting firm requires the votes cast in favor of the proposal to exceed the votes cast against the proposal. Abstentions and broker non-votes are not treated as votes cast, and therefore will have no effect on the proposal. Because your vote is advisory, it will not be binding on the Board of Directors or the Company. However, the Board of Directors and the Audit Committee will consider the outcome of the vote when making future decisions regarding the selection of the Company’s independent registered public accounting firm.

WHO IS SOLICITING MY VOTE?

Our Board of Directors is soliciting your vote for matters being submitted for shareholder approval at the Annual Meeting.

Giving us your proxy means that you authorize the proxy holders identified on the proxy card to vote your shares at the Annual Meeting in the manner you direct. If you sign and return the enclosed proxy card, but do not specify how your shares are to be voted, your shares will be voted in accordance with the recommendation of the Board of Directors. If any other matters are properly presented at the Annual Meeting for consideration, the persons named as proxies in the proxy card will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

HOW DOES THE COMPANY’S BOARD RECOMMEND SHAREHOLDERS VOTE?

The Board of Directors recommends that you vote:

●	FOR the election of the following four individuals nominated by the Board as Class II directors, whose terms will expire in 2019: Charles A. Blixt, Lynn Crump-Caine, Robert S. McCoy, Jr., and Andrew J. Schindler.

●	FOR the approval, on an advisory basis, of the compensation of our NEOs as disclosed in this 2016 Proxy Statement; and
●	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending January 29, 2017.

WILL MY SHARES BE VOTED IF I DO NOTHING?

All properly executed proxies received in time to be voted at the Annual Meeting will be voted in accordance with the directions specified. Proxies that are executed, but do not contain any specific instructions, will be voted “FOR” the election of all nominees for director specified herein, “FOR” the approval, on an advisory basis, of the compensation of our NEOs as disclosed in our 2016 Proxy Statement, and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2017.

With respect to “routine” matters, such as the ratification of the selection of the Company’s independent registered public accounting firm, a bank, brokerage firm, or other nominee has the authority (but is not required) under the rules governing self-regulatory organizations (the “SRO rules”), including the New York Stock Exchange (“NYSE”), to vote its clients’ shares if the clients do not provide instructions. When a bank, brokerage firm, or other nominee votes its clients’ shares on routine matters without receiving voting instructions, these shares are counted both for establishing a quorum to conduct business at the meeting and in determining the number of shares voted FOR, AGAINST, or ABSTAINING with respect to such routine matters.

With respect to “non-routine” matters, such as the election of directors and the advisory vote on the compensation of our NEOs, a bank, brokerage firm, or other nominee is not permitted under the SRO rules to vote its clients’ shares if the clients do not provide instructions. The bank, brokerage firm, or other nominee will so note on the voting instruction form, and this constitutes a “broker non-vote.” “Broker non-votes” will be counted for purposes of establishing a quorum to conduct business at the meeting, but not for determining the number of shares voted FOR, AGAINST, ABSTAINING, or WITHHELD FROM with respect to such non-routine matters.

In summary, if you hold your shares through a bank, brokerage firm, or other nominee and you do not provide direction to that entity as to how to vote your shares, your bank, brokerage firm, or other nominee may either:

●	vote your shares on routine matters and cast a “broker non-vote” on non-routine matters; or
●	leave your shares unvoted altogether.

We encourage you to provide instructions to your bank, brokerage firm, or other nominee by voting your proxy. This action ensures that your shares will be voted in accordance with your wishes at the Annual Meeting.

If you hold your shares in street name, decide to attend the Annual Meeting, and wish to vote your shares in person, you must obtain a proxy executed in your favor from your bank, brokerage firm, or other nominee for your ballot to be counted.

HOW CAN I REVOKE MY PROXY?

If your shares are held directly in your name, you may revoke your proxy and change your vote at any time prior to the voting of the proxy at the Annual Meeting. You may do this by (1) sending written notice of revocation to Krispy Kreme Doughnuts, Inc., 370 Knollwood Street, Winston-Salem, North Carolina 27103, Attention: Secretary, (2) submitting a subsequent proxy by mail, telephone, or internet with a later date, or (3) voting in person at the Annual Meeting. Attendance at the Annual Meeting will not by itself revoke a proxy.

If your shares are held through a bank, brokerage firm, or other nominee, you may revoke your proxy and change your vote at any time prior to the voting of the proxy at the Annual Meeting. You may do this by sending written notice of revocation to your bank, brokerage firm, or other nominee. Attendance at the Annual Meeting will not by itself revoke a proxy.

IS MY VOTE CONFIDENTIAL?

Proxy instructions, ballots, and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties except: (i) as necessary to meet applicable legal requirements, (ii) to allow for the tabulation of votes and certification of the vote; and (iii) to facilitate a successful proxy solicitation.

WHO WILL PAY FOR THE COSTS INVOLVED IN THE SOLICITATION OF PROXIES?

All of the expenses involved in soliciting proxies for the Annual Meeting will be paid by the Company. We may reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for expenses reasonably incurred by them in sending proxy materials to beneficial owners of our common stock. The solicitation of proxies will be conducted primarily by mail, but may include telephone, email, or oral communications by directors, officers, or regular employees of the Company, acting without special compensation. In addition, we have engaged Innisfree M&A Incorporated to act as our proxy solicitor and have agreed to pay it approximately $12,500 plus reasonable fees and expenses for such services.

WHERE CAN I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?

The preliminary voting results will be announced at the Annual Meeting of Shareholders. The final voting results will be reported in a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting and posted on our website.

PROPOSAL 1. ELECTION OF DIRECTORS

Our bylaws provide that the Board of Directors shall consist of not fewer than nine nor more than 15 directors, with the exact number being set from time to time by the Board of Directors. Our Board of Directors presently consists of 10 directors. The Board of Directors is divided into three classes of directors, Class I, Class II, and Class III, with staggered three-year terms. The terms of all of our current Class II directors will expire at this Annual Meeting.

Board Nominees for Election at the Annual Meeting

Based on the recommendation of the Nominating and Corporate Governance Committee, our Board of Directors has nominated Charles A. Blixt, Lynn Crump-Caine, Robert S. McCoy, Jr., and Andrew J. Schindler for election to the Board of Directors as Class II Directors with terms expiring in 2019. Each nominee has consented to being named in this Proxy Statement and to serve if elected. If, prior to the Annual Meeting, any nominee should become unable or unwilling to serve, the shares of common stock represented by a properly executed and returned proxy will be voted for such additional person as shall be designated by the Board of Directors.

Class II Nominees for Election to the Board of Directors, with terms expiring in 2019:

Name, Residence, Length of Tenure as a Director, Independence, Committee(s)	Information About the Nominee

Mr. Blixt, 64, served as the Company’s General Counsel on an interim basis from September 2006 until April 2007; Executive Vice President and General Counsel of Reynolds American Inc., a company formed in 2004 by the merger of R.J. Reynolds Tobacco Holdings and the U.S. operations of British American Tobacco PLC, from 2004 to 2006; and Executive Vice President and General Counsel for R.J. Reynolds Tobacco Company from 1995 to 2004.

Mr. Blixt’s experience as General Counsel to the Company was at a critical period for the Company, and it provided him with a thorough understanding of our business, values, and culture, as well as a deep understanding of the issues and complexities involved in each business unit. Mr. Blixt brings to the Company many years of experience as the chief legal officer and a member of the executive management team of Reynolds American and R.J. Reynolds. During that time, he was directly involved with and oversaw significant litigation matters, strategic acquisitions, and the merger of R.J. Reynolds and British American Tobacco. As a result, Mr. Blixt brings executive decision making, analytical, strategic change, and risk-assessment skills to the Board, as well as unique insights into the Company’s challenges, opportunities and operations. Additionally, Mr. Blixt brings governance, community service, and audit skills and experience to the Board of Directors through his experience as a member of the Board of Trustees of Salem Academy and College and the University of Illinois College of Law and as a past member of the audit committee of Targacept, Inc., a clinical-stage biopharmaceutical company. Mr. Blixt qualifies as an “audit committee financial expert” under SEC guidelines.

Other Directorships: Director of Swedish Match AB, a global tobacco and consumer products company based in Stockholm, Sweden, from 2007 to 2011, and 2015 to present.

Charles A. Blixt Winston-Salem, NC Director Since 2007 Independent Audit Committee

Name, Residence, Length of Tenure as a Director, Independence, Committee(s)	Information About the Nominee

Ms. Crump-Caine, 59, has served as Chief Executive Officer of OutsideIn Consulting, an organizational performance and strategy development consulting firm, since 2004; Executive Vice President of Worldwide Operations of McDonald’s Corporation from 2001 to 2004; and Executive Vice President of U.S. Restaurant Operations and Systems of McDonald’s from 1999 to 2001.

Ms. Crump-Caine brings to the Board extensive experience in the quick-service restaurant industry through her long employment and executive tenure at McDonald’s. As Executive Vice President of Worldwide Operations of McDonald’s, Ms. Crump-Caine directed global operations departments responsible for standards and consistency of operations for restaurants around the world. Her tenure at McDonald’s also included experience with, and responsibility for, global supply chain, restaurant training, real estate development and innovation, worldwide. This experience provides the Board with valuable perspective regarding other quick-service restaurant operations, internationally and domestically, and the relevant risks, challenges, and opportunities facing the Company and the industry as a whole.

Other Directorships: Director and member of the Audit Committee of G&K Services, Inc., a market leader in branded-identity apparel programs and facility services, since 2008; Director and previous Chair and Compensation Committee member of Advocate Healthcare System, the largest healthcare provider in the State of Illinois with over 200 sites of care, from 2003 to 2013 and from January 2015 to present.

Lynn Crump-Caine Atlanta, Georgia Director since 2007 Independent Compensation Committee (Chair) Nominating and Corporate Governance Committee

Name, Residence, Length of Tenure as a Director, Independence, Committee(s)	Information About the Nominee

Robert S. McCoy, Jr., 77, retired in 2003 as Vice Chairman of Wachovia Corporation after spending two years co-managing the integration of Wachovia and First Union Corporation subsequent to their 2001 merger. From 1992 to 2001, he served as Vice Chairman and Chief Financial Officer of Wachovia Corporation; and from 1984 to 1992, he served as President and Chief Financial Officer of South Carolina National Corporation, which was acquired by Wachovia in 1992. Prior to that time, he had a 23-year career at Price Waterhouse, including as a partner from 1974 to 1984. Since retiring in 2003, Mr. McCoy has chaired the Audit Committee of two public companies, including the Company.

Mr. McCoy brings to the Board extensive leadership, risk-management, and financial experience gained in his 42-year business career, which included roles as an accountant and as the chief financial officer of two public bank holding companies. His experience in the financial services industry and roles involving integration, risk-management, finance, accounting matters, and preparation of financial statements serve as the basis for Mr. McCoy’s wide range of contributions to the Company. Mr. McCoy’s financial and accounting expertise is invaluable in his roles on the Board and as Chairman of our Audit Committee. Mr. McCoy qualifies as an “audit committee financial expert” under SEC guidelines.

Other Directorships: Director of MedCath Corporation, a cardiovascular services company, since 2003. Director of Web.com Group, Inc., a provider of website building tools, internet marketing and lead generation solutions, since 2007.

Robert S. McCoy, Jr. Ponte Vedra Beach, FL Director Since 2003 Lead Independent Director since 2008 Audit Committee (Chair)

Name, Residence, Length of Tenure as a Director, Independence, Committee(s)	Information About the Nominee

Mr. Schindler, 71, served as Chairman and Chief Executive Officer of R.J. Reynolds Tobacco Holdings, Inc. from 1999 to 2004, and Executive Chairman of Reynolds American Inc., a company formed in 2004 by the merger of R.J. Reynolds Tobacco Holdings and the U.S. operations of British American Tobacco PLC, from 2004 to 2005. In over 31 years with Reynolds, Mr. Schindler held various senior management positions, including Vice President of Personnel, Executive Vice President of Operations and Chief Operating Officer of R.J. Reynolds Tobacco Company and Director of Manufacturing for Nabisco Foods. Mr. Schindler retired from his executive position at Reynolds American Inc. in January 2005.

Through his experience as the Chairman and Chief Executive Officer of R.J. Reynolds Tobacco Holdings, which included the negotiation of the merger of R.J. Reynolds and British American Tobacco, Mr. Schindler brings to the Board strong leadership, risk-management, marketing, operations, strategic-change, and personnel-development skills. In addition, Mr. Schindler serves on the Board of Trustees of Wake Forest University and the Board of Directors of Wake Forest Baptist Medical Center.

Other Directorships: Director of Hanesbrands Inc., a global consumer goods company, since 2006; Director of ConAgra Inc., a leading packaged food company, since 2007. Mr. Schindler also served on the Board of Directors of Arvin Meritor, Inc., a global automotive supply company, from 2004 to 2008, and Pike Electric Corporation, an energy solutions company, from 2006 to 2007.

Andrew J. Schindler Winston-Salem, NC Director since 2006 Independent Compensation Committee

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES FOR
DIRECTOR LISTED ABOVE FOR ELECTION TO THE BOARD OF DIRECTORS.

About the Continuing Directors

Set forth below is information regarding the continuing directors who are not nominees for election at this Annual Meeting as their current terms do not expire in 2016.

Class III Continuing Directors, with terms expiring in 2017:

Name, Residence, Length of Tenure as a Director, Independence, Committee(s)	Information About the Continuing Director

Mr. Lynn, 68, has served since January 2012 as founder and managing partner of RP3, LLC, a consulting and mergers and acquisitions firm focusing on franchising and restaurant chains. From 2009 to August 2012, Mr. Lynn was Chairman of the Board of Directors of BBAC, LLC, an investment partnership that privately held Back Yard Burgers, Inc., a quick service restaurant chain. Mr. Lynn was Chief Executive Officer of Back Yard Burgers, Inc. from 2007 to 2010 and was a Director from 2007 to August 2012. Additionally, Mr. Lynn served as Chairman of Cummings Incorporated, a fully integrated provider of branding services to national and regional accounts, from 1999 to 2011; Chairman and Chief Executive Officer of Shoney’s, Inc. from 1995 to 1998; and Chairman and Chief Executive Officer of Sonic Corporation from 1983 to 1995. Mr. Lynn began his franchising experience as Director of the Distribution Division at Kentucky Fried Chicken Corporation from 1973 to 1978.

Mr. Lynn brings strong leadership, franchising, strategic-planning, and business-development skills to the Board through his vast experience in the quick-service and casual/family-dining restaurant segments of the industry. His executive positions at Sonic, Shoney’s, and Back Yard Burgers provide franchising, business-development, and risk-assessment and management skills that are directly applicable to the Company’s business. Mr. Lynn has been recognized as an authority in franchising and was the 1993 Chairman of the International Franchise Association (IFA), a membership organization of franchisors, franchisees, and suppliers. He was inducted into the IFA’s Hall of Fame in 1997. Mr. Lynn’s experience as a leader in the franchising community is valuable to our domestic and international franchising and growth strategies. Mr. Lynn is active in, and brings experience from, many community and civic organizations through his service on the Board of Directors of Tennessee Tech University Foundation, the Tennessee State Museum Foundation, and his past service on the Board of Directors of The National Cowboy and Western Heritage Museum and the Country Music Hall of Fame.

Other Directorships: Mr. Lynn served on the Board of Directors of Back Yard Burgers, Inc. from 2007 to 2012, as Chairman of BBAC, LLC from 2009 to 2012, and as Chairman of Cummings Incorporated from 1999 to 2011.

C. Stephen Lynn Nashville, TN Director since 2007 Independent Compensation Committee Nominating and Corporate Governance Committee

Name, Residence, Length of Tenure as a Director, Independence, Committee(s)	Information About the Continuing Director

Ms. Thomas, 58, serves as the Partner-in-Charge of the Southern Region of Jones Day, and has been practicing corporate law since 1982. She heads Jones Day’s global corporate governance team. Ms. Thomas regularly advises clients with respect to corporate governance, including takeover preparedness and shareholder activism, public and private mergers and acquisitions, internal investigations, corporate and securities compliance, and disclosure and fiduciary issues.

Ms. Thomas’ background as a legal adviser to public companies for over 30 years provides our Board with extensive securities regulation, corporate governance, and risk management experience. Her experience in advising companies in the food industry and leading the over 300-lawyer Southern Region of Jones Day gives her valuable experience in managing operations, financial statement, and profit and loss responsibility. Ms. Thomas has taught corporate governance, including a focus on audit committee responsibilities, in lectures and panel presentations for leading business organizations, companies, and universities throughout the world, which experience makes her qualified to Chair the Board’s Nominating and Corporate Governance Committee and serve on the Audit Committee. Ms. Thomas also provides governance, audit and community-service skills and experience gained through her current service as Trustee of Washington & Lee University, as a member of the Board of Trustees of the Georgia Research Alliance, where she serves as the Chair of the Audit Committee, and as a member of the Executive Committee of the Board of Directors of the Metro Atlanta Chamber of Commerce. Ms. Thomas qualifies as an “audit committee financial expert” under SEC guidelines.

Other Directorships: Director of Atlantic Bancshares, Inc., a publicly traded bank holding company headquartered in Atlanta, Georgia, Chair of its Governance Committee, and a member of its Compensation Committee, since 2015; Director of Popeyes Louisiana Kitchen, Inc., a national and international owner and franchisor of quick service restaurants, and a member of its Audit and Governance Committees, since 2015.

Lizanne Thomas Atlanta, GA Director since 2004 Independent Audit Committee Nominating and Corporate Governance Committee (Chair)

Name, Residence, Length of Tenure as a Director, Independence, Committee(s)	Information About the Continuing Director

Mr. Thompson, 49, has more than 25 years of food service, grocery products, and beverage experience. Mr. Thompson has served as President and Chief Executive Officer of the Company since June 2014. Prior to joining the Company in June 2014, Mr. Thompson worked for Papa John’s International, Inc., where he most recently served as President and Chief Operating Officer. At Papa John’s, he previously held the positions of Executive Vice President, Global Operations; Executive Vice President, North American Operations; Senior Vice President, PJ Food Service; and Vice President, QCC Operations. Prior to joining Papa John’s in 2006, Mr. Thompson worked for The Scotts Miracle-Gro Company for six years as Plant Manager, Director of Marysville Operations, and Director of Lawn and Controls Operations. Before joining The Scotts Company, he spent four years with ConAgra Grocery Products Company and seven years in various roles with Gulf Coast Coca Cola. In addition, Mr. Thompson currently sits on The Salvation Army’s National Advisory Board.

Other Directorships: None.

Tony Thompson Winston-Salem, NC Director Since 2014 Not Independent

Class I Continuing Directors, with terms expiring in 2018:

Name, Residence, Length of Tenure as a Director, Independence, Committee(s)	Information About the Continuing Director

Mr. Bentsen, 62, is a former audit partner and practice leader of KPMG LLP, a U.S. audit, tax, and advisory services firm. Over his 37 years with KPMG, he served as an audit partner for financial, technology, and other public companies and served in a variety of leadership roles, including Southeast Area Managing Partner and Atlanta office Managing Partner. Mr. Bentsen also served on national leadership teams for the financial services and audit practice as well as on the firm’s national Operations Committee. In addition, he served as an account executive for many of the largest audit and non-audit clients in the Southeast, where he had extensive involvement with audit committees and served as the lead partner for tax and advisory services including risk, regulatory, internal audit, and operational services for a Top 10 U.S. bank.

Mr. Bentsen has been a frequent speaker on corporate governance matters across the country and served in a leadership role for KPMG’s Audit Committee Institute and as an organizer and faculty member for the University of Georgia’s Directors’ College for over ten years. He is a faculty member at the J.M. Tull School of Accounting at the University of Georgia. Mr. Bentsen’s extensive audit and accounting experience in the financial services industry and his corporate governance, risk management and financial acumen are valuable skillsets to our Board. In addition, Mr. Bentsen has experience serving civic and charitable organizations including the Boy Scouts of America Atlanta Area Council, Woodruff Arts Center, and Arete Scholars Fund.

Other Directorships: Member of Board of Trustees of RidgeWorth Funds, a mutual fund complex, since 2012; Director of Synovus Financial Corp., a bank holding company, since 2014.

Tim E. Bentsen Atlanta, GA Director Since 2014 Independent Audit Committee

Name, Residence, Length of
Tenure as a Director,
Independence, Committee(s)	Information About the Continuing Director

Mr. Lee, 56, has served as the President and Chief Executive Officer of Snyder’s-Lance, Inc. since May 2013 and previously served as the President and Chief Operating Officer of Snyder’s-Lance, Inc. beginning in December 2010. He served as the President and Chief Executive Officer of Snyder’s of Hanover, Inc. from 2005 until December 2010, when Snyder’s of Hanover, Inc. merged with Lance, Inc. From 1986 until 1997, Mr. Lee held various sales and marketing positions with Frito-Lay, Inc., including Vice President and General Manager for Frito-Lay Southeast Region and managing sales for Frito-Lay Europe. In 1997, Mr. Lee began working for Nabisco where he led their South American business, served as President of their Caricam Region and their Southern Cone Region. Mr. Lee also led Nabisco’s Global Export business which covered 95 countries. Mr. Lee served as a member of the board of directors of Snyder’s of Hanover, Inc. until December 2010 when he was elected to the board of directors of Snyder’s-Lance, Inc. in connection with the merger of Snyder’s of Hanover, Inc. and Lance, Inc.

Mr. Lee brings to the Board his significant understanding of food business and operations acquired through his service as the Chief Executive Officer and director of Snyder’s-Lance, a publicly traded snack foods corporation. The Board believes that his extensive domestic and international experience in the food industry and his merger and acquisition experience provide the Board with a valuable perspective.

Other Directorships: Director of Snyder’s-Lance, Inc., a snack foods manufacturing and marketing company, since 2010; Director of Welch Foods, Inc., a grape-based consumer products manufacturing and marketing company, since 2009.

Carl E. Lee, Jr. Charlotte, NC Director Since 2014 Independent Compensation Committee

Name, Residence, Length of
Tenure as a Director,
Independence, Committee(s)	Information About the Continuing Director

Mr. Morgan, 68, has served as Chairman of the Company’s Board of Directors since 2005; Chief Executive Officer of the Company from 2008 to June 2014; President of the Company from 2008 to November 2011 and from April 2012 to June 2014; Vice Chairman of the Company’s Board of Directors from 2004 to 2005; Chairman of Covenant Capital, LLC, an investment management firm, from 2001 to 2008; Chairman and Chief Executive Officer of Wachovia Securities, Inc. from April to December 1999; and was employed by Interstate/Johnson Lane, an investment banking and brokerage firm, from 1990 to 1999 in various capacities, including as Chairman and Chief Executive Officer, and led the transition during the merger of Interstate/Johnson Lane and Wachovia Corporation in 1999.

With more than 15 years of service on the Board and as former President and Chief Executive Officer of the Company, Mr. Morgan brings deep institutional knowledge and perspective regarding the Company’s strengths, challenges and opportunities. He also brings extensive public company and financial services industry experience to our Board. As Chairman and Chief Executive Officer of Wachovia Securities and Interstate/Johnson Lane, he was indirectly responsible for major financial functions as well as ultimately responsible for enterprise risk-management. These prior leadership and oversight responsibilities are of great value to our Board. Mr. Morgan’s lifelong commitment to youth and education through his involvement with numerous civic and charitable organizations provides him with community involvement and leadership expertise. Mr. Morgan’s civic activities include his roles as Trustee of YMCA of Greater Charlotte, Trustee of Youth Commission International, past President of the Vanderbilt University Alumni Association, and past member of the Vanderbilt University Board of Trust.

Other Directorships: Director of Coca-Cola Bottling Co. Consolidated, the largest Coca-Cola bottler in the United States, since 2008; Director of Lowe’s Companies, Inc., an operator of home improvement stores, since February 2015.

James H. Morgan Cornelius, NC Director Since 2000 Chairman Since 2005 Not Independent

PROPOSAL 2. ADVISORY VOTE ON EXECUTIVE COMPENSATION (SAY ON PAY)

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires us to periodically hold (a) advisory votes to approve the compensation of our NEOs, as disclosed in our Proxy Statement in accordance with the rules of the SEC (the “Say on Pay Vote”), and (b) advisory votes on the frequency of the Say on Pay Vote in the future (the “Frequency Vote”). A Frequency Vote was held at our 2011 annual meeting of shareholders. In light of the shareholder outcome at our 2011 annual meeting of shareholders with respect to the Frequency Vote (and consistent with the Board’s recommendation), we determined to include the Say on Pay Vote in our proxy materials for each annual meeting of shareholders until the next Frequency Vote, which will occur at our 2017 annual meeting of shareholders.

The Company compensates its executive officers using a pay-for-performance philosophy by rewarding its executive officers for achievements that support the mission and strategic objectives of the Company. The Board of Directors believes the compensation program focuses on measurable, performance-based criteria that drive sustainable growth, integrate actionable strategic and operational goals that are within the control of management, and align the interests of our executive officers with the interests of our shareholders. This approach has allowed us to attract and retain well-qualified employees over the years.

Shareholders are encouraged to review the section in this Proxy Statement entitled Compensation Discussion & Analysis on pages 38 to 50 for more information on the Company’s compensation program for its executive officers. Highlights of our executive officer compensation program and policies are as follows:

●	We monitor the executive compensation levels of companies of generally similar revenue size that operate in the food service and manufacturing businesses.
●	To motivate our executive officers and to align their interests with those of our shareholders, we provide annual incentives designed to reward our executive officers for the attainment of short-term goals, and long-term incentives designed to reward them for increases in shareholder value over time.

●	We provide executive officers with long-term incentives which may be in the form of incentive stock options, nonqualified stock options, restricted stock awards, restricted stock units, stock awards, stock appreciation rights, performance unit awards, performance share awards, and phantom stock awards.

●	The ultimate value of these awards is directly related to the price of the Company’s common stock; therefore, these equity-based awards link compensation with the long-term price performance of our stock and the interests of the Company’s shareholders. In addition, equity awards are generally subject to vesting contingent on continued service, which promotes the retention of highly valued executive officers, including the NEOs.

●	The 2012 Stock Incentive Plan (the “2012 Plan”) provides that (a) stock options, stock appreciation rights, restricted stock awards, and restricted stock units granted to employees under the 2012 Plan will generally be subject to a minimum vesting period of three years; (b) underwater stock options and stock appreciation rights may not be repriced or exchanged for cash or other options, stock appreciation rights or other equity awards without shareholder approval; and (c) dividends on performance-based awards may only be paid if and to the extent the award is earned.

●	Our current forms of equity award agreements provide that no vesting of awards will occur upon a change in control unless awards are not assumed or substituted by the surviving company or, if the award is assumed or substituted, a qualifying termination (termination by the participant for good reason or by the Company without cause) occurs within two years following (or six months before, but contingent upon) a change in control.

●	The Company’s securities trading policy prohibits any hedging or any pledging of Company securities by executive officers. The policy prohibits executive officers from trading in options of any kind (including but not limited to puts and calls), warrants or other derivative instruments involving our securities (other than stock options or awards granted under a Company incentive plan). Additionally, the policy prohibits executive officers from purchasing any financial instrument or contract, including prepaid variable forward contracts, equity swaps, collars, delayed delivery contracts, and exchange traded funds, that is designed to hedge or offset any risk of decrease in the market value of Company securities.

●

We have adopted a stock ownership and equity retention policy that closely aligns executives’ interests with those of shareholders. Under this policy, our Chief Executive Officer is expected to own stock valued at 600% of his annual base salary, executive officers with the title of Senior Vice President and above are expected to own stock valued at 300% of their respective base salaries, and officers with the title of Vice President are expected to own stock valued at 100% of their respective base salaries. Until these ownership levels are achieved, (i) executive officers with the title of Senior Vice President and above are expected to retain 100%, and (ii) officers below the Senior Vice President level are expected to retain 50%, of all shares, net of taxes and transaction costs, acquired related to an award granted under any Company equity compensation plan.

●

We maintain a compensation recovery policy, which calls for the Company to require reimbursement of all or a portion of any incentive payment, equity-based award, or other compensation or profits received by any executive officer and certain other senior officers following any “detrimental conduct” by such person. In addition, our current equity award agreements provide for forfeiture of awards, shares issued pursuant to awards, and gain from the sale of such shares if a covered participant engages in certain detrimental conduct.

●

The employment agreements with our executive officers only provide certain benefits in the event a qualifying termination (termination by the executive for good reason or by the Company without cause) occurs within two years following a change in control, also known as a “double-trigger” requirement. The employment agreements do not provide for payment of tax gross-ups on any severance payments that would be made in connection with a change in control.

We are requesting shareholder approval of the compensation of our NEOs as disclosed in this Proxy Statement. This Say on Pay Vote gives our shareholders the opportunity to express their views on our executive officers’ compensation. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies, and practices described in this Proxy Statement. At the 2015 annual shareholder meeting, 98% of shares voting voted in support of the compensation of our NEOs as described in our 2015 proxy statement.

This is an advisory vote and is non-binding on the Board of Directors and the Compensation Committee. Although non-binding, we value the opinions of our shareholders, and the Board of Directors and the Compensation Committee will consider the results of this vote when making future decisions regarding executive compensation.

For the reasons stated above, we recommend a vote in favor of the following advisory resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in the Proxy Statement for our 2016 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, executive officer compensation tables, and related narrative discussion, is hereby APPROVED.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 3. RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit its financial statements for the fiscal year ending January 29, 2017. PricewaterhouseCoopers LLP has served as independent registered public accounting firm to the Company since 1992 and reports directly to the Audit Committee. Prior to the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2017, the Audit Committee had a series of discussions with PricewaterhouseCoopers LLP regarding the accounting firm’s preliminary audit plan, scope, staffing, the firm’s internal quality-control procedures and the accounting firm’s independence. Based on these discussions and related reports, the Audit Committee considered the accounting firm’s qualifications and independence, the performance of the accounting firm and its lead engagement partner, the accounting firm’s fees, the quality and efficiency of the services provided by the accounting firm, the accounting firm’s capabilities, technical expertise and knowledge of the Company’s operations and industry, as well as the Public Company Accounting Oversight Board’s inspection report of PricewaterhouseCoopers LLP. Based on this evaluation, the Audit Committee decided to appoint PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit its financial statements for the fiscal year ending January 29, 2017.

While ratification by the shareholders of this appointment is not required by law, our articles of incorporation or bylaws, our Board believes that such ratification is desirable. If shareholders do not ratify the decision of the Audit Committee to reappoint PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2017, the Audit Committee will take the action of the shareholders into account in selecting an independent registered public accounting firm for fiscal 2018.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM TO THE COMPANY FOR FISCAL 2017.

CORPORATE GOVERNANCE AND PRACTICES
OF OUR BOARD OF DIRECTORS

Introduction

The Board of Directors is charged with managing the business and affairs of the Company in accordance with North Carolina law. In doing so, directors must exercise their business judgment in good faith in a manner consistent with their duty of loyalty and act in what they reasonably believe to be the best interests of the Company.

Director Independence

Under our Corporate Governance Guidelines, which are available under the “Governance” tab of the Investor Relations section of our website at http://krispykreme.com/investor, a substantial majority of our directors must meet the criteria for “independent” directors set forth in the listing standards of the NYSE. In reaching a determination that a director’s or nominee’s relationship with the Company is not material, and such director or nominee is therefore independent, the Board of Directors has determined that such director or nominee, in addition to satisfying other requirements of the NYSE listing standards relating to independent directors set forth in Section 303A.02 of the NYSE Listed Company Manual, has no direct or indirect material relationship with the Company. In order to assist the Board of Directors in making this determination, the Board of Directors has adopted the following standards, as part of the Company’s Corporate Governance Guidelines, which identify relationships that a director may have with the Company that will NOT be considered material:

●

If a director is an executive officer of another company which does business with the Company and the annual revenues derived from that business are less than one percent of either company’s total revenues for the last fiscal year.

●

If a director is a director, officer or trustee of a charitable organization and the Company’s annual charitable contributions to the organization (exclusive of gift-match payments) are less than one percent of the organization’s total annual charitable receipts during the last fiscal year of such organization.

●

If a director is a partner of or of counsel to a law firm that performs legal services for the Company and payments made by the Company to the firm during a fiscal year are not for legal services performed by the director or his immediate family and do not exceed one percent of the firm’s gross revenues for the last fiscal year.

The Board of Directors has determined that each of our current directors and nominees for director, other than Messrs. Morgan and Thompson, has no disqualifying material relationship with the Company and is an “independent” director under the listing standards of the NYSE and applicable SEC rules. Except as described, no other transactions, relationships, or arrangements were considered by the Board in making a determination that each of the foregoing directors is independent.

Board Leadership Structure

The Board of Directors is led by the Chairman, and the Board also has a Lead Independent Director. The Company’s bylaws provide that the Board appoints the Chairman to preside at all meetings of the Board of Directors and shareholders and perform such other duties and have such other powers as the Board of Directors may prescribe. The Company’s bylaws and Corporate Governance Guidelines each provide that the Chairman may also hold the position of Chief Executive Officer. The Board selects its Chairman and the Company’s Chief Executive Officer in the manner it considers to be in the best interests of the Company. In accordance with the Company’s Corporate Governance Guidelines, the Board considers from time to time whether it is in the best interests of the Company to have the same person occupy the offices of Chairman and Chief Executive Officer, using its business judgment after considering all relevant circumstances.

James H. Morgan has served as Chairman of the Board since 2005. Tony Thompson has served as Chief Executive Officer of the Company since June 2014. Mr. Morgan previously served also as Chief Executive Officer of the Company from 2008 to June 2014. The Board currently has a separate Chairman and Chief Executive Officer. It believes, at this time, that this structure is appropriate and in the best interests of the Company and its shareholders. Specifically, the Board acknowledges that Mr. Morgan has significant experience managing the Company’s business operations and the Board wants to preserve this continuity. Although the Board believes that this current leadership structure is appropriate at this time, the Board believes that there is no specific leadership structure that applies to all companies, nor is there one specific leadership structure that permanently suits the Company. As a result, the decision as to whether to combine or separate the positions of Chairman and Chief Executive Officer may vary from time to time, as conditions and circumstances warrant.

The Company’s Corporate Governance Guidelines also provide that, in compliance with the applicable rules of the NYSE, the Company will appoint a Lead Independent Director, who will preside over each executive session of the non-management directors. The Lead Independent Director also assists the Chairman and the remainder of the Board in assuring effective governance in overseeing the direction and management of the Company. The Board believes that the Lead Independent Director serves an important corporate governance function by providing separate leadership for the non-management directors.

Robert S. McCoy, Jr. has served as Lead Independent Director since 2008. Pursuant to the Company’s Corporate Governance Guidelines, our non-management directors meet in executive session at each regularly scheduled meeting of the Board of Directors without any members of management being present. Mr. McCoy presides at these meetings of our non-management directors and provides significant outside perspective and leadership.

Committees of the Board

The Board of Directors has established an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee to which it has assigned certain responsibilities in connection with the management of the Company’s affairs. The Board of Directors designates which directors will serve as the members of these committees. The Board of Directors has adopted written charters for each of these committees setting forth the roles and responsibilities of each committee. Our Audit Committee Charter, our Compensation Committee Charter, and our Nominating and Corporate Governance Committee Charter are available under the “Governance” tab of the Investor Relations section of our website at http://krispykreme.com/investor.

Audit Committee	Robert S. McCoy, Jr., Chair Tim E. Bentsen Charles A. Blixt Lizanne Thomas	5	meetings in fiscal 2016

The purposes for which the Audit Committee was established include assisting the Board of Directors in monitoring the integrity of our financial statements, compliance with legal and regulatory requirements, the manner in which management assesses, monitors, and manages the Company’s risk exposure and the adequacy of the Company’s risk management activities, the qualifications and independence of our independent registered public accounting firm, and the performance of our internal audit function and independent registered public accounting firm. The Audit Committee also monitors the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance, and provides an avenue of communication among the Company’s independent registered public accounting firm, management, internal audit department, and the Board of Directors. As part of its responsibilities, the Audit Committee annually appoints the Company’s independent registered public accounting firm, oversees its work, and approves all fees and other compensation paid to it. Chair Robert S. McCoy, Jr., Tim E. Bentsen, Charles A. Blixt, and Lizanne Thomas are the current members of the Audit Committee.

The Board of Directors has determined that each Audit Committee member is “independent” under the listing standards of the NYSE and the applicable rules of the SEC, and financially literate within the meaning of the listing standards of the NYSE, and that Messrs. Bentsen, Blixt, and McCoy, and Ms. Thomas is each an “audit committee financial expert” under the applicable rules of the SEC. The Audit Committee meets the definition of an audit committee as set forth in Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). See “Report of the Audit Committee for Fiscal Year 2016” on page 32.

Compensation Committee	Lynn Crump-Caine, Chair Carl E. Lee, Jr. C. Stephen Lynn Andrew J. Schindler	5	meetings in fiscal 2016

The responsibilities of the Compensation Committee include overseeing the evaluation of executive officers (including the Chief Executive Officer) of the Company, determining the compensation of executive officers of the Company, including administering our annual incentive compensation plans applicable to our executive officers, overseeing the management of risks associated therewith, reviewing and approving performance targets applicable to the annual incentive component of the executive officers’ compensation (including the Chief Executive Officer), and, in consultation with the other non-management directors of the Board, reviewing and approving goals and objectives relevant to the performance evaluation of the Company’s Chief Executive Officer and evaluating the Chief Executive Officer in light of those goals and objectives. The Compensation Committee determines and approves the Chief Executive Officer’s compensation. The Compensation Committee determines awards to all equity-based plan participants, including our executive officers, of stock options, restricted stock, restricted stock units, and other awards pursuant to any of our stock-related plans in effect from time to time. The Compensation Committee administers our equity-based plans and makes recommendations to the Board of Directors with respect to actions that are subject to approval of the Board of Directors regarding such plans. The Compensation Committee also reviews and makes recommendations to the Board of Directors with respect to the compensation of directors. The Compensation Committee may form and delegate authority to sub-committees when appropriate. The Compensation Committee monitors the risks associated with the Company’s compensation policies and practices, as contemplated by Item 402(s) of Regulation S-K. Chair Lynn Crump-Caine, Carl E. Lee, Jr., C. Stephen Lynn, and Andrew J. Schindler are the current members of the Compensation Committee.

The Board of Directors has determined that each such member is “independent” under the listing standards of the NYSE, meets the requirements of a “non-employee director” under Rule 16b-3 under the Exchange Act and meets the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). See “Director Independence” on page 24.

Nominating and Corporate Governance Committee	Lizanne Thomas, Chair Lynn Crump-Caine C. Stephen Lynn	4	meetings in fiscal 2016

The responsibilities of the Nominating and Corporate Governance Committee include identifying individuals qualified to become members of the Board of Directors consistent with criteria approved by the Board of Directors, recommending to the Board of Directors the director nominees for the next annual meeting of shareholders, recommending to the Board of Directors candidates for filling vacancies or newly created directorships that may occur between annual meetings of shareholders, reviewing the composition and size of the Board of Directors and its committees to ensure proper expertise and diversity, as well as managing the risks associated with director independence and potential conflicts of interest, overseeing the evaluation of the Board of Directors and its committees, and developing and recommending to the Board of Directors the Corporate Governance Guidelines applicable to the Company. Chair Lizanne Thomas, Lynn Crump-Caine, and C. Stephen Lynn are the current members of the Nominating and Corporate Governance Committee. The Board of Directors has determined that each such member is “independent” under the listing standards of the NYSE.

Non-Management Executive Sessions

The Company’s Corporate Governance Guidelines provide that the non-management directors will meet in executive session without the CEO or other members of the Company’s management present at each regularly scheduled Board meeting. The Board’s Lead Independent Director will preside at the executive sessions. If the non-management directors include any non-independent director, at least once each year the independent directors will meet in executive session. During the Company’s fiscal year ended January 31, 2016, the non-management directors met in executive session five times.

Meetings and Attendance

During the Company’s fiscal year ended January 31, 2016, the Board of Directors held nine meetings, either in person or telephonically. During fiscal 2016, all of our current directors, other than Mr. Blixt, have attended at least 75% of the total meetings of the Board and meetings of the committees of which he or she was a member. Mr. Blixt attended at least 75% of all Board meetings, but was unable during fiscal 2016 to attend at least 75% of Audit Committee meetings. Mr. Blixt has been a member of the Board since 2007, and this is the first year that Mr. Blixt did not attend at least 75% of the meetings of the Board and the committees on which he served.

Annual Meeting of Shareholders Policy

The Company’s Corporate Governance Guidelines provide that directors are expected to attend the Annual Meetings of Shareholders. All of our directors, except Mr. Blixt and Togo D. West, Jr. (who retired from the Board at the 2015 annual shareholder meeting), attended our 2015 annual meeting of shareholders held on June 17, 2015. Mr. Blixt’s inability to attend certain meetings of the Audit Committee and the 2015 annual meeting of shareholders was the result of unavoidable obligations.

Board Risk Oversight

The Board is responsible for overseeing and evaluating the effectiveness of management’s risk-management activities and, where appropriate, actively participates in the Company’s risk management processes. These activities include identifying, assessing, and mitigating internal and external risks, and ensuring compliance with laws and regulations to which the Company is subject. The members of the Board bring to the Company significant risk-assessment and risk-management experience, and the Board takes an active role in fulfilling its responsibilities. Among these, the Board is responsible for effectively managing the risks inherent in transition, including succession planning and Board continuity.

In addition to exercising its oversight role, the Board actively evaluates risks to the business as part of its deliberation on matters brought to its attention or which otherwise become a subject of the Board’s attention. The Board also exercises oversight to include risk management as an integral part of the Company’s strategic decision making. The Board regularly reviews information regarding the Company’s sources of credit and liquidity, its operations, business plans and reputation, and considers risks associated with these matters, including risks to the successful execution of the Company’s strategic plans.

In addition to the broad risk-oversight functions performed by the Board as a whole, the Board has tasked certain of its committees with responsibility for evaluating risks associated with specific elements of the Company’s business, operations or governance, or with evaluating management’s assessments of these risks. Each committee regularly reports to the full Board, among other things, important risk-management matters considered by that committee.

Audit Committee

The Audit Committee oversees the manner in which management assesses, monitors, and manages the Company’s risk exposures, the adequacy of management’s risk-mitigation activities, and the appropriate disclosure of risk factors in the Company’s public filings, including those identified in the Company’s most recent Annual Report on Form 10-K. The Company has written policies, programs, and internal controls in place, which facilitate the identification and management of risks. The Company’s Chief Financial Officer, Chief Accounting Officer,

Vice President of Internal Audit, and General Counsel, together with the Company’s executive officers, bear primary responsibility for developing, implementing, and maintaining these policies and programs. The Audit Committee’s process for performing its oversight role includes review and assessment of the Company’s written risk-management policies and program. These policies focus on identifying the probability and potential severity of the significant risks to which the Company is exposed, the appropriateness of mitigation efforts, the performance and efficacy of those mitigation efforts, and an evaluation of residual risk levels after considering risk-mitigation activities. This year, the Audit Committee has continued to focus particular attention on risks associated with the Company’s selection and implementation of an Enterprise Resource Planning system for managing the Company’s business. At regularly scheduled meetings, the Company’s management reports to the Audit Committee on the Company’s risk-management activities. The Audit Committee provides quarterly reports to the Board of Directors on the activities of the Company’s enterprise risk management committee, which is a cross-functional group that meets regularly to identify risks to the Company and its operations, assess the level of such risks, and oversee actions being taken to address such risks.

Compensation Committee

The Compensation Committee is responsible for overseeing the management of risks related to the Company’s compensation policies and practices and for overseeing the evaluation of the Company’s management. The Compensation Committee accomplishes this duty by assessing the risks associated with each of the compensation plans used by the Company, including not only those plans applicable to executive officers, but also plans applicable to other employees. The Compensation Committee also receives advice from Frederic W. Cook & Co., its independent compensation consultant, regarding compensation-based risk issues.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. It also oversees the annual self-evaluation of the Board and its committees.

Code of Ethics and Business Conduct

The Company has adopted codes of business conduct and ethics applicable to its directors, officers, and other employees, which are available on our website. Our Code of Business Conduct and Ethics is available at http://krispykreme.com/code_of _ethics.pdf and our Code of Ethics for Chief Executive and Senior Financial Officers is available at http://krispykreme.com/officers_ethics.pdf. Any amendment (other than any technical, administrative, or other non-substantive amendment) to or waiver of a provision of these codes of ethics that applies to any Company director or executive officer will also be disclosed on our website.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Chair Lynn Crump-Caine, Carl E. Lee, Jr., C. Stephen Lynn, and Andrew J. Schindler. None of the members of the Compensation Committee who served during fiscal 2016 is an officer or employee of the Company or any of its subsidiaries. None of our current executive officers serves as a director of another entity that has an executive officer who serves on our Board.

Transactions with Related Persons

Our Audit Committee has adopted a written Policy and Procedures with respect to related person transactions (the “Policy”), which is available under the “Governance” tab of our website at http://krispykreme.com/corporategovernance. The Policy provides that any proposed related person transaction must be submitted to the Audit Committee for consideration. In determining whether or not to approve the transaction, the Policy provides that the Audit Committee shall consider all of the relevant facts and circumstances available to the Audit Committee, including (if applicable), but not limited to: the benefits to the Company; the impact on a director’s independence, if applicable; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. The Policy provides that the Audit Committee shall approve only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders, as the Audit Committee determines in good faith. The Policy provides that all material related person transactions are to be disclosed to the full Board of Directors.

For purposes of the Policy, a “related person transaction” is a transaction, arrangement, or relationship (or any series of similar transactions, arrangements, or relationships) in which the Company (including any of its subsidiaries) was, is, or will be a participant and the amount involved exceeds $120,000, and in which any related person had, has, or will have a direct or indirect material interest.

For purposes of the Policy, a “related person” means:

(1)	any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer or a nominee to become a director of the Company;
(2)	any person who is known to be the beneficial owner of more than five percent of any class of our voting securities; or
(3)	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee, or more than five percent beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee, or more than five percent beneficial owner.

Except as described in the following paragraph, there were no reportable transactions with related persons in fiscal 2016.

In August 2015, the Company retained Steven J. Ellcessor to serve as its interim General Counsel and Secretary. Mr. Ellcessor is currently a member of the law firm Frost Brown Todd LLC (“FBT”). The aggregate amount paid in fiscal 2016 by the Company to FBT for such legal services was $250,000 plus expenses of $6,835. The Audit Committee determined that the continuation of the relationship with FBT would be a related person transaction after the engagement of Mr. Ellcessor as General Counsel and Secretary and, in March 2016, it reviewed the ongoing relationship with FBT and the terms of the engagement, and determined that it was in the best interests of the Company and its shareholders to continue the related person transaction with FBT in fiscal 2017.

Communicating with the Board

In December 2015, the Board adopted a Board of Directors Communication Policy (the “Communication Policy”) whereby shareholders and other interested parties may contact any of the Company’s directors, a committee of the Board of Directors, the Company’s non-management directors or the Board of Directors generally. Questions or concerns related to the following matters are appropriately addressed to the Board: Board succession planning process, CEO succession planning process, executive compensation, corporate governance, and general Board oversight, including accounting, internal accounting controls, auditing and other related matters. Letters to the Board may be sent by regular mail to the following address: Krispy Kreme Doughnuts, Inc., 370 Knollwood Street, Winston-Salem, North Carolina 27103, Attention: General Counsel and Secretary, Re:______. Most communications should be addressed to the Nominating and Corporate Governance Committee. All concerns regarding accounting, internal accounting controls, auditing, and other related matters should be addressed to the Audit Committee. The Communication Policy can be found under the “Governance” tab of the Company’s website at http://krispykreme.com/corporategovernance for additional information regarding communicating with the Board.

The Board has designated the Company’s General Counsel and Secretary as its agent to receive and review written communications, as well as requests for teleconferences or meetings, addressed to the Board, the Board’s Chairman, the Board’s Lead Independent Director, the non-management directors as a group, a specific Board committee, or any specific director. The Company’s General Counsel and Secretary will not forward to the Board, any Board committee, or any director those communications that are of a personal nature or not related to the duties and responsibilities of the Board.

Selection of Nominees for Election of the Board

Nominations Process

The Nominating and Corporate Governance Committee is responsible for identifying and recommending to the Board of Directors nominees for election as directors by our shareholders, as well as candidates to fill any vacancies on the Board of Directors that may occur. The Nominating and Corporate Governance Committee is also responsible for considering any nominees for director properly submitted by shareholders in accordance with the procedures set forth in the Company’s bylaws.

Identifying and Evaluating Nominees for Directors

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee regularly assesses the appropriate size of the Board of Directors, and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Nominating and Corporate Governance Committee considers potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current directors, shareholders, director search firms, or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee and may be considered at any point during the year. As described below, the Nominating and Corporate Governance Committee considers properly submitted shareholder nominations of candidates for the Board of Directors. See “Shareholder Nominations” below. The Nominating and Corporate Governance Committee maintains an extensive due diligence process to review potential director candidates and their individual qualifications, and all such candidates, including those submitted by shareholders, will be similarly evaluated by the Nominating and Corporate Governance Committee using the board membership criteria described below. The Nominating and Corporate Governance Committee is responsible for interviewing prospective candidates, keeping the Board informed during the selection process, and approving and recommending final candidates to the Board.

Director Qualifications

Our Corporate Governance Guidelines establish certain qualifications to be considered by the Nominating and Corporate Governance Committee in selecting nominees for director. Our full Board of Directors approves nominees for director. Under our Corporate Governance Guidelines, consideration is given to each individual director’s personal qualities and abilities, the collective skills and aptitudes of all of the directors, taking into account the responsibilities of the Board of Directors, and qualifications imposed by law and regulation. In addition, directors should be persons who have achieved prominence in their respective fields, have experience at a strategy/policy setting level, have high-level managerial experience in a relatively complex organization, or are accustomed to dealing with complex problems. Directors should possess integrity, independence, energy, forthrightness, analytical skills, and commitment to devote the necessary time and attention to the Company’s affairs. In accordance with our Corporate Governance Guidelines, directors cannot serve on more than three other boards of directors of public companies, nor more than two other audit committees of boards of directors of public companies. The Nominating and Corporate Governance Committee works with the Board of Directors to determine the appropriate characteristics, skills, and experiences for the Board as a whole and its individual members with the objective of having a board with diverse backgrounds and experience. In evaluating the suitability of individual Directors, the Nominating and Corporate Governance Committee believes the Board should reflect a variety of opinions, perspectives, personal and professional experiences, and backgrounds, such as, age, gender, race, and ethnicity differences, as well as other differentiating characteristics. Each member of the Board should contribute positively to the overall Board composition and collaborative culture, with the goal of creating a Board that can work together to guide the success of the Company through the exercise of sound judgment using its diversity of experience. Directors should be willing to challenge and stimulate management and must be able to work as part of a team in an environment of trust. Directors should be committed to representing the interests of all shareholders and not to advancing the interests of special interest groups or constituencies of shareholders. The Nominating and Corporate Governance Committee of the Board of Directors is responsible for reviewing the qualifications of directors and may, from time to time, establish additional qualifications for directors as it deems appropriate.

Shareholder Nominations

Our Nominating and Corporate Governance Committee will consider director candidates properly nominated by a Company shareholder entitled to vote at the next election in accordance with the procedures set forth in the Company’s bylaws. These procedures generally require that shareholders deliver nominations by written notice to the Secretary at our principal executive office setting forth certain prescribed information about the nominee and the nominating shareholder. These procedures also generally require that the nomination notice be submitted not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting of shareholders for the preceding year. Shareholders may contact the Company’s Secretary at our principal executive office for a copy of the relevant provisions of our bylaws regarding the requirements for shareholder nomination of director candidates. In evaluating such shareholder nominations, the Nominating and Corporate Governance Committee will take into consideration the director qualifications set forth in “Director Qualifications” above. The Company’s bylaws provide that only persons who are nominated in accordance with the procedures set forth in our bylaws are eligible for election as directors at an annual meeting of shareholders.

AUDIT COMMITTEE REPORT FOR FISCAL YEAR 2016

The Audit Committee assists the Board of Directors in its oversight of the integrity of the Company’s financial statements, internal controls over financial reporting, compliance with legal and regulatory requirements, the manner in which management assesses, monitors, and manages the Company’s risk exposure and the adequacy of the Company’s risk-management activities, the qualifications and independence of the independent registered public accounting firm, and the performance of the independent registered public accounting firm and the internal audit function. Management is responsible for the Company’s financial statements, internal controls, and the financial reporting process. The Company’s independent registered public accounting firm is responsible for expressing an opinion that the consolidated financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows based on an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board and on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee participates in the selection of the lead engagement partner for the Company’s independent registered public accounting firm, evaluates the lead engagement partner taking into account the opinions of management and the Company’s internal auditors, and ensures the periodic rotation of firm personnel assigned to the Company’s account in accordance with SEC rules.

In conjunction with the specific activities performed by the Audit Committee in its oversight role:

1.	The Audit Committee has reviewed and discussed with management the audited financial statements, as of and for the year ended January 31, 2016, and management’s assessment of the effectiveness of internal controls over financial reporting as of January 31, 2016.

2.	The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed as required by Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees.

3.	The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm such firm’s independence.

Based on the review and discussions referred to in paragraphs one through three above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the 2016 Form 10-K for filing with the SEC.

Robert S. McCoy, Jr., Chair
Tim E. Bentsen
Charles A. Blixt
Lizanne Thomas

INFORMATION RELATED TO OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

PricewaterhouseCoopers LLP served as the Company’s independent registered public accounting firm for fiscal 2015 and fiscal 2016. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting for purposes of answering appropriate questions, and such representatives will have an opportunity to make a statement at the Annual Meeting if they so desire.

Fees

The following table sets forth the aggregate fees billed by PricewaterhouseCoopers LLP to the Company in each of the last two fiscal years for audit and non-audit services. The Audit Committee approves the fees and other compensation to be paid to PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. The nature of the services provided in each such category is described following the table.

	2016	2015
Audit Fees	$1,388,000	$1,475,500
Audit-Related Fees	—	200,000
All Other Fees	4,140	4,500
Total	$1,392,140	$1,680,000

Audit Fees — Consists of aggregate fees for professional services rendered for the audits of the Company’s annual financial statements, the audit of internal controls over financial reporting, and reviews of financial statements included in the Company’s Forms 10-Q.

Audit-Related Fees — Consists of aggregate fees for accounting consultations.

All Other Fees — Consists of aggregate fees for accounting research tools.

Pre-Approval of Audit and Non-Audit Services

The Audit Committee is responsible for pre-approving all audit and permitted non-audit services provided to the Company by its independent registered public accounting firm. To help fulfill this responsibility, the Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy. Under the policy, all audit and non-audit services must be pre-approved by the Audit Committee either (1) before the commencement of each service on a case-by-case basis, called “specific pre-approval,” or (2) by the description in sufficient detail in exhibits to the policy of particular services which the Audit Committee has generally approved, without the need for case-by-case consideration, called “general pre-approval.” Unless a particular service has received general pre-approval, it must receive the specific pre-approval of the Audit Committee or one of its members to whom the Audit Committee has delegated specific pre-approval authority. The policy describes the audit and audit-related services, if any, which have received general pre-approval. These general pre-approvals allow the Company to engage the independent registered public accounting firm for the enumerated services for individual engagements up to the fee limits described in the policy. The Audit Committee periodically reviews the services that have received general pre-approval and the associated fee ranges. The policy does not delegate to management the Audit Committee’s responsibility to pre-approve services performed by the independent registered public accounting firm. All of the audit, audit-related, tax, and all other services for fiscal 2015 and fiscal 2016 were pre-approved by the Audit Committee.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

Directors, Nominees, and Executive Officers

The following table sets forth the number of shares of the Company’s common stock, which is our only class of voting stock, beneficially owned as of April 15, 2016 by each director and nominee for director, each NEO, as well as all directors and executive officers as a group. Beneficial ownership is determined under the rules of the SEC. These rules deem common stock (a) subject to options currently exercisable as of, or exercisable within 60 days after, April 15, 2016, or (b) issuable pursuant to restricted stock units vested as of, or vesting within 60 days after, April 15, 2016, to be outstanding for purposes of computing the number of shares owned and ownership percentage of the person holding the options or restricted stock units, or of a group of which the person is a member, but they do not deem such stock to be outstanding for purposes of computing the ownership percentage of any other person or group. Unless otherwise indicated by footnote, the owner exercises sole voting and investment power over the shares. As of April 15, 2016, no directors or executive officers hold Company common stock in margin accounts or have Company common stock pledged for a loan or stock purchase.

		Percentage
	Number of Shares	Beneficially
Name of Beneficial Owner	Beneficially Owned	Owned
Cynthia A. Bay(1)	495,940	*
Daniel L. Beem(2)	10,355	*
Tim E. Bentsen(3)	7,966	*
Charles A. Blixt(4)	227,826	*
Price Cooper	16,339	*
Lynn Crump-Caine(5)	227,826	*
Tom Kuharcik	0	*
Carl E. Lee, Jr.(6)	12,966	*
C. Stephen Lynn(7)	227,826	*
Robert S. McCoy, Jr.(8)	239,533	*
James H. Morgan(9)	1,032,733	1.7%
Douglas R. Muir(10)	398,568	*
Andrew J. Schindler(11)	239,533	*
Lizanne Thomas(12)	239,983	*
Tony Thompson(13)	90,998	*
All directors and executive officers as a group (16 persons)	3,503,070	5.6%
____________________

*	Less than one percent

(1)	Includes 425,268 shares issuable upon the exercise of currently exercisable stock options.

(2)	Includes 7,402 shares issuable upon the exercise of currently exercisable stock options.

(3)	Includes (a) 6,466 shares underlying fully vested restricted stock units and (b) 1,500 shares underlying unvested restricted stock units that will vest within 60 days of April 15, 2016. Mr. Bentsen has elected to defer receipt of all shares underlying the restricted stock units, which will be distributed in a single lump sum share distribution following termination of his service on the Board of Directors.

(4)	Includes (a) 226,326 shares underlying fully vested restricted stock units and (b) 1,500 shares underlying unvested restricted stock units that will vest within 60 days of April 15, 2016. Mr. Blixt has elected to defer receipt of all shares underlying the restricted stock units, which will be distributed in a single lump sum share distribution following termination of his service on the Board of Directors.

(5)	Consists of (a) 226,326 shares underlying fully vested restricted stock units and (b) 1,500 shares underlying unvested restricted stock units that will vest within 60 days of April 15, 2016. Ms. Crump-Caine has elected to defer receipt of all shares underlying the restricted stock units, which will be distributed in a single lump sum share distribution following termination of her service on the Board of Directors.

(6)	Includes (a) 6,466 shares underlying fully vested restricted stock units and (b) 1,500 shares underlying unvested restricted stock units that will vest within 60 days of April 15, 2016. Mr. Lee has elected to defer receipt of all shares underlying the restricted stock units, which will be distributed in a single lump sum share distribution following termination of his service on the Board of Directors.

(7)	Consists of (a) 226,326 shares underlying fully vested restricted stock units and (b) 1,500 shares underlying unvested restricted stock units that will vest within 60 days of April 15, 2016. Mr. Lynn has elected to defer receipt of the 212,995 shares underlying the fully vested restricted stock units, which will be distributed in a single lump sum share distribution following termination of his service on the Board of Directors. Mr. Lynn has elected not to defer receipt of the 1,500 shares underlying the unvested restricted stock units.

(8)	Consists of (a) 238,033 shares underlying fully vested restricted stock units and (b) 1,500 shares underlying unvested restricted stock units that will vest within 60 days of April 15, 2016. Mr. McCoy has elected to defer receipt of all shares underlying the restricted stock units, which will be distributed in a single lump sum share distribution following the termination of his service on the Board of Directors.

(9)	Includes (a) 941,102 shares issuable upon the exercise of currently exercisable stock options and (b) 2,175 shares underlying unvested restricted stock units that will vest within 60 days of April 15, 2016. Mr. Morgan has elected not to defer receipt of the 2,175 shares underlying the unvested restricted stock units.

(10)	Includes 335,972 shares issuable upon the exercise of currently exercisable stock options.

(11)	Consists of (a) 238,033 shares underlying fully vested restricted stock units and (b) 1,500 shares underlying unvested restricted stock units that will vest within 60 days of April 15, 2016. Mr. Schindler has elected to defer receipt of all shares underlying the restricted stock units, which will be distributed in a single lump sum share distribution following the termination of his service on the Board of Directors.

(12)	Includes (a) 238,033 shares underlying fully vested restricted stock units and (b) 1,500 shares underlying unvested restricted stock units that will vest within 60 days of April 15, 2016. Ms. Thomas has elected to defer receipt of the 224,702 shares underlying the fully vested restricted stock units, which will be distributed in a single lump sum share distribution following the termination of her service on the Board of Directors. Ms. Thomas has elected not to defer receipt of the 1,500 shares underlying the unvested restricted stock units.

(13)	Includes 19,572 share issuable upon the exercise of currently exercisable stock options, and (a) 25,000 shares underlying fully vested restricted stock units and (b) 19,572 shares underlying unvested stock options that will vest within 60 days of April 15, 2016.

Beneficial Owners of More Than Five Percent of Common Stock

The following table summarizes information about each person or entity known to the Company to be the beneficial owner of more than five percent of the Company’s outstanding common stock as of April 15, 2016. The ownership for each of the entities listed below is based on a Schedule 13G filed with the SEC. Accordingly, the share ownership reported below is determined under Rule 13d-3 of the Exchange Act.

		Percentage
	Number of Shares	Beneficially
Name of Beneficial Owner	Beneficially Owned	Owned
T. Rowe Price Associates, Inc.(1)	10,141,204	16.3%
100 East Pratt Street
Baltimore, MD 21202
The Vanguard Group, Inc.(2)	4,396,963	7.0%
100 Vanguard Blvd.
Malvern, PA 19355
BlackRock, Inc.(3)	3,461,210	5.6%
55 East 52nd Street
New York, NY 10055
____________________

(1)	The information reported is based on a Schedule 13G/A filed with the SEC on February 11, 2016, reporting sole power of T. Rowe Price Associates, Inc. (“Price Associates”) to vote, or direct the vote of, 1,903,154 shares and sole power to dispose, or direct the disposition of, 10,141,204 shares. These securities are owned by various individual and institutional investors, including T. Rowe Price New Horizons Fund, Inc. (which owns 5,221,150 shares, representing 8.2% of the shares outstanding), to which Price Associates serves as an investment adviser with power to direct and/or sole power to vote the securities. For purposes of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(2)	The information reported is based on a Schedule 13G/A filed with the SEC on February 10, 2016, reporting sole power of The Vanguard Group, Inc. to vote, or direct the vote of, 142,678 shares; sole power to dispose, or direct the disposition of, 4,252,585 shares; and shared power to dispose, or direct the disposition of, 144,378 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 138,578 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 9,900 shares as a result of its serving as investment manager of Australian investment offerings.

(3)	The information reported is based on a Schedule 13G/A filed with the SEC on January 26, 2016, reporting sole power of BlackRock, Inc. to vote, or direct the vote of, 3,316,185 shares and sole power to dispose, or direct the disposition of, 3,461,210 shares. Various persons have the right to receive, or the power to direct, the receipt of dividends from, the proceeds from the sale of the Company’s common stock. No one person’s interest in the Company’s common stock is more than five percent of the total outstanding common shares.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information with respect to securities authorized for issuance under all of the Company’s equity compensation plans as of January 31, 2016.

Number of
Securities
Remaining
Available for
	Number of		Future Issuance
	Securities to be		Under Equity
	Issued Upon	Weighted Average	Compensation
	Exercise of	Exercise Price of	Plans (Excluding
	Outstanding	Outstanding	Securities
	Options, Warrants	Options, Warrants	Reflected in
	and Rights	and Rights	Column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved
by security holders	3,977,600 (1)	$6.77 (2)	3,353,705 (3)
Equity compensation plans not approved
by security holders	—	—	—
____________________

(1)	Includes 2,095,700 shares of common stock issuable pursuant to the exercise of outstanding stock options, 511,600 shares of common stock issuable pursuant to restricted stock units granted to employees that have not yet vested, and 1,370,300 shares of common stock issuable pursuant to restricted stock units granted to directors that have vested but with respect to which the director has elected to defer issuance of the shares until the completion of the director’s service on the Board of Directors. These awards were granted under the Company’s 2012 Stock Incentive Plan and its predecessor plan, the Company’s 2000 Stock Incentive Plan.

(2)	Computed solely with respect to outstanding stock options.

(3)	Represents shares of common stock which may be issued pursuant to awards under the 2012 Stock Incentive Plan.

COMPENSATION DISCUSSION & ANALYSIS

Introduction

The Compensation Discussion & Analysis (“CD&A”) describes our executive compensation program for our executive officers, including our NEOs. In this CD&A, we describe the Compensation Committee’s oversight of our executive compensation program, including the rationale and processes used to determine fiscal 2016 executive compensation and the objectives and elements of our executive compensation program.

Fiscal 2016 Named Executive Officers

Tony N. Thompson
President and Chief Executive Officer

G. Price Cooper, IV
Executive Vice President, Chief Financial Officer and Treasurer

Daniel L. Beem
Senior Vice President and President – International

Thomas E. Kuharcik
Senior Vice President – Supply Chain Operations

Douglas R. Muir
Former Executive Vice President, Chief Financial Officer and Treasurer

Cynthia A. Bay
Former Senior Vice President – U.S. Franchises and Company Stores

Executive Summary

Our Company is a leading branded specialty retailer and wholesaler of premium quality sweet treats and complementary products, including its signature Original Glazed® doughnut. The Company has offered the highest quality doughnuts and great tasting coffee since it was founded in 1937. Today, Krispy Kreme shops can be found in more than 1,100 locations in over 25 countries around the world.

Our mission is to touch and enhance lives through the joy that is Krispy Kreme.

Fiscal 2016 Financial Performance Results

Our financial performance along with competitive considerations served as key factors in determining compensation for fiscal 2016, including:

●

Consistent with the goal of positioning our NEOs’ salaries so that they are competitive with similarly situated executives, the Compensation Committee determined that base salaries of the NEOs should be increased by 2.5% for fiscal 2016.

●

Fiscal 2016 cash annual incentives were determined based on Revenue Growth, Company Same Store Sales Growth, Global Unit Growth, and Pre-tax Income Growth. These metrics (which are defined in the more detailed discussion below) provide a balanced approach to measuring annual performance and tie our NEOs’ compensation to Company performance in four areas that the Compensation Committee believes are key to driving shareholder value over time. While the Company’s results for fiscal 2016 were positive and the target for Global Unit Growth was exceeded, performance was short of target on the Revenue, Pre-tax Income, and Company Same Store Sales metrics. The resulting annual incentive payments to our NEOs were at 80% of the Annual Cash Incentive Target, as more fully described under “Elements of Executive Compensation – Annual Incentives.”

●

Long-term incentive compensation in the form of stock options and restricted stock units historically makes up a substantial portion of the compensation for our NEOs. Equity-based awards link executive compensation with the long-term price performance of our stock. The ultimate value earned by executives is based on our stock price performance. Equity awards are subject to vesting contingent on continued service, which promotes the retention of highly valued executive officers. Awards in fiscal 2016 were comprised of 40% stock options and 60% restricted stock units. The two NEOs who joined the Company in 2016, Messrs. Cooper and Kuharcik, received restricted stock unit awards in connection with their hires.

●

For fiscal 2017, we are enhancing our long-term incentive compensation plan by adding a new service-based and performance-based component that will be contingent on the Company’s achievement of certain performance metrics, which we believe will strengthen our pay for performance philosophy. For more detail on these awards, see “Elements of Executive Compensation – Long Term Equity Incentive Awards.”

2015 Say on Pay Results

The Compensation Committee monitors the results of the annual advisory Say on Pay vote and those results are one of many factors considered in designing and administering the executive compensation programs. At the 2015 annual shareholder meeting, 98% of shares voting voted in support of the compensation of our NEOs as described in our 2015 proxy statement. The Compensation Committee was pleased with the strong shareholder support for fiscal 2015 executive compensation. Nonetheless, the Compensation Committee continues to consider on an on-going basis additional ways in which to improve the tie between executive compensation and shareholder value, and the actions taken by the Committee in that regard during fiscal 2016 are discussed below.

We encourage you to read the complete CD&A for a detailed discussion and analysis of our executive compensation program. The CD&A provides information about the fiscal 2016 compensation of the NEOs and also discusses changes made to the program that will affect compensation in fiscal 2017 and subsequent years.

Summary of Executive Compensation Practices

The table below highlights certain of our executive compensation practices, including practices we have implemented that the Compensation Committee believes will help to drive corporate performance, as well as those practices that we have chosen not to implement because we believe they do not serve our shareholders’ interests.

What We Do

✓	Pay for performance. Tie pay to performance by ensuring that a significant portion of executive compensation is performance-based and at-risk.

✓	Performance metrics tied to Company performance. The performance metrics for our long-term incentive plan are tied to the Company’s performance, aligning executive and shareholder interests. The fiscal 2016 awards link compensation with the long-term price performance of our stock. The addition of a portion of awards contingent on the Company’s achievement of additional performance metrics will, in the Compensation Committee’s opinion, further strengthen that tie.

✓	Robust stock ownership and retention guidelines. Our stock ownership and equity retention policy has guidelines of six times base salary for the CEO and three times base salary for other NEOs. All NEOs are expected to retain 100% of all shares, net of taxes and transaction costs, related to an equity award until such ownership levels are achieved.

✓	Compensation recovery policy. Our policy requires reimbursement of any incentive payment, equity-based award or other compensation received by any executive officer following certain “detrimental conduct” by such person.

✓	Independent compensation consultant. The Compensation Committee uses an independent compensation consultant that provides no other services to the Company.

✓	Double trigger termination rights. Our employment agreements all require both a change-in-control and a termination of employment for termination rights to be triggered.

What We Don’t Do

✗	Repricing. Stock option exercise prices are set equal to the grant date market price and may not be repriced.

✗	Golden parachute agreements. Our executive employment agreements do not provide termination payments exceeding three times base salary and target bonus. For our CEO, that amount is two times his base salary and target bonus, and for all other NEOs, that amount is one times his/her base salary and target bonus.

✗	Tax gross-ups. None of our executive employment agreements or equity award agreements provide for excise tax gross-ups.

✗	Hedging or pledging shares. Our securities trading policy prohibits our directors and executive officers from any hedging or pledging of Company shares.

✗	Perquisites. We do not provide our executives with perquisites that differ materially from those available to employees generally.

Compensation Philosophy

Our compensation policy reflects our philosophy that compensation should reward employees, including our NEOs, for achievements that support the financial and strategic objectives of the Company. Our objective is to link executive compensation to our long-term economic performance and to align the interests of our executive officers with the interests of our shareholders. This, in turn, will allow us to attract and retain well-qualified employees, including our NEOs.

Determining Executive Compensation

Competitive Market Information

Among the factors that the Compensation Committee considers in determining executive compensation are the compensation policies and practices of companies with which we compete for talent. As discussed below, the Compensation Committee’s compensation consultant, Frederic W. Cook&Co. (“FWCook”), assists the Compensation Committee in reviewing the Company’s peer group. FW Cook periodically analyzes the total compensation opportunities offered by the peer group companies, the compensation vehicles used to deliver compensation, and their policies and practices. FW Cook also periodically analyzes competitive pay and practices data contained in surveys published by various other compensation consulting organizations. In fiscal 2016, competitive data was reviewed from the peer group companies as well as the Chain Restaurant Executive Compensation Report from Hay Group and executive compensation surveys from Towers Watson.

Peer Group

In fiscal 2016, the Compensation Committee approved a revised peer group (the “Peer Group”) which replaced the previous peer group identified by the Company in fiscal 2014. To revise the peer group composition, the Compensation Committee, with the assistance of FW Cook, reviewed the companies in its fiscal 2014 peer group and other similar companies in the restaurant and packaged foods industries using five criteria: revenue, market capitalization, industry, customer base and geography. Based on this review and analysis, the Compensation Committee approved the new Peer Group composed of the following 14 companies:

	Revenue ($M)	Market Cap
	(Trailing Four Quarters	($M)
Company	at Time of Review)	(At Time of Review)	Industry
B&G Foods, Inc.	$852	$1,537	Packaged Foods & Meats
BJ’s Restaurants, Inc.	$846	$1,403	Restaurants
Bravo Brio Restaurant Group, Inc.	$408	$243	Restaurants
Denny’s Corporation	$472	$977	Restaurants
DineEquity, Inc.	$655	$2,075	Restaurants
Farmer Bros. Co.	$537	$402	Packaged Foods & Meats
Fiesta Restaurant Group, Inc.	$611	$1,741	Restaurants
J&J Snack Foods Corp.	$566	$1,701	Packaged Foods & Meats
Jamba, Inc.	$219	$263	Restaurants
Papa John’s International, Inc.	$1,598	$2,467	Restaurants
Popeyes Louisiana Kitchen, Inc.	$236	$1,389	Restaurants
Red Robin Gourmet Burgers, Inc.	$1,146	$1,172	Restaurants
Ruth’s Hospitality Group, Inc.	$346	$540	Restaurants
Sonic Corp.	$566	$1,701	Restaurants
Krispy Kreme Doughnuts, Inc.	$480 *	$1,413	Restaurants
____________________

*       Estimated revenue for fiscal 2016 at time of review.

Compensation Consultant

The Compensation Committee has engaged FW Cook as its independent compensation consultant due to its skill sets, strengths, institutional knowledge, professionals, industry knowledge, and resources.

FW Cook provides research, market data, survey information, and design expertise in developing compensation programs for executives and equity programs for eligible employees. In addition, FW Cook keeps the Compensation Committee apprised of competitive and regulatory activities related to executive compensation practices. As discussed above, in fiscal 2016, FW Cook assisted the Company in updating the Peer Group to be used in determining the compensation for our executive officers.

FW Cook does not determine or recommend the amount or form of executive compensation for any of the NEOs. All of FW Cook’s work is performed at the direction of the Compensation Committee. In connection with its engagement of FW Cook, the Compensation Committee conducted a conflict of interest assessment by using the factors applicable to compensation consultants under SEC rules. After reviewing these and other factors, the Compensation Committee determined that FW Cook was independent and that its engagement did not present any conflicts of interest.

Management’s Role in Setting Executive Compensation

Although the Compensation Committee establishes the Company’s compensation philosophy and makes the final determinations on all compensation paid to our NEOs, the CEO makes recommendations regarding annual adjustments to the NEOs’ salaries. In conjunction with the Senior Vice President of Human Resources and Organizational Development, the CEO makes recommendations on incentive award opportunities and the design of the incentive programs. The executive officers, including the CEO, do not participate in the recommendation process with respect to their own compensation levels.

Elements of Executive Compensation

Our executive compensation program includes three primary components, as highlighted in the chart below. The Company considers pay as a whole, and there is no specific weight given to any particular component. The Compensation Committee reviews competitive market compensation data, but does not target the NEOs’ compensation to be at any specific percentile of the competitive data. In practice, the total direct compensation opportunity for each of our NEOs is based on many factors including competitive market data, the executive’s experience, importance of the role within the Company, and the executive’s contribution to the Company’s long-term success.

As part of the overall compensation package, we also provide our NEOs with employee benefits consistent with those offered to all of our full-time salaried employees.

The following chart summarizes the key pay elements for our NEOs. Each element is described in more detail following the chart.

COMPENSATION	FORM	PURPOSE/KEY	WHAT ELEMENT
ELEMENT		FEATURES	REWARDS
Provides competitive
level of fixed
compensation, based
upon the range of
salaries for similar
positions in the
market, considering
the facts and
circumstances of
each individual
executive officer and
		each position.	Individual performance, level of experience, expected future performance, and contributions to the Company.

Base Salary	Cash

Annual Cash Incentive		Provides variable pay opportunity for annual or short-term performance. Performance levels are established to incentivize executive officers to achieve or exceed annual financial and/or operational goals.	Achievement of specified financial and operational targets.
Cash

Provides at-risk
variable pay
opportunity for long-
term performance.
Focuses executive
officers on the
creation of long-term
shareholder value and
ties their interests
directly to the
interests of our
shareholders. Shares
awarded also are
subject to stock
ownership and equity
retention guidelines.	Achievement of results
that positively affect
the performance of the
Company’s stock; the
ultimate value of
equity awards is
directly related to the
price of the Company’s
common stock.
Vesting requirements
promote the retention
of highly valued
executive officers,
including the NEOs.

Long-Term Equity Incentive Awards

Equity

Base Salary

We pay base salaries to attract talented executives and to provide a fixed base of cash compensation. Base salaries are determined by the Compensation Committee based on the facts and circumstances relevant to each NEO, including the breadth, scope, and complexity of the executive’s role, his or her experience, expected future contributions to the Company, current compensation, individual performance, and the competitive market.

The Company believes that a significant portion of an NEO’s compensation should be variable, based on the performance of the Company. Accordingly, base salary is only a portion of the overall total compensation of the NEOs.

In its review of base salaries for fiscal 2016, the Compensation Committee considered the Company’s operating results and the positioning of salaries for the NEOs as compared to competitive market data. Based on that review, the Compensation Committee approved base salary increases for the executive officers of 2.5%, except for Mr. Thompson, whose increase was 3.4%, and Mr. Cooper, whose base salary for fiscal 2016 was established in his employment agreement. Base salaries effective as of May 1, 2015, were as follows:

Executive	May 1, 2015 Base Salary
Tony N. Thompson	$750,000
G. Price Cooper, IV	$400,000
Daniel L. Beem	$358,750
Thomas E. Kuharcik(1)	$335,000
Douglas R. Muir(2)	$—
Cynthia A. Bay(3)	$338,250
____________________

(1)	Mr. Kuharcik’s employment with the Company began on August 17, 2015, and his initial base salary was established in his employment agreement.

(2)	Mr. Muir’s employment with the Company terminated on April 30, 2015.

(3)	Ms. Bay’s employment with the Company terminated on March 31, 2016.

Annual Incentives

The Compensation Committee provides annual cash incentive opportunities to the Company’s NEOs to drive the achievement of key financial and operating results for the Company. Annual incentives are generally only paid when established performance metrics are met, and thus, the amounts payable correspond to Company performance. The Company recognizes that short-term results can have a meaningful bearing on long-term growth in shareholder value.

Annual cash incentives for NEOs are determined under our annual incentive plan. The Compensation Committee selects performance metrics that are relevant to our business plans, reflect the importance of building sustainable growth, and support our financial and strategic objectives.

The amount of cash incentive awards potentially payable to NEOs is determined based on (1) a target cash incentive amount that is set as a percentage of an individual officer’s salary (the “Target Cash Incentive Amount”) and (2) the Company’s actual financial and operating results compared to the performance objectives.

Listed below are the performance metrics, weights, and the rationale for the metrics selected by the Compensation Committee for fiscal 2016:

Performance Metric	Weight	Objective of the Metric
Pretax income	40%	●Measure of the Company’s ability to generate earnings
Revenue	20%	●Incents Company growth
Global unit growth	20%	●Reflects brand growth
Company same store sales	20%	●Reflects health of stores and ability to grow profitably

“Pretax income” is defined as income before income taxes as shown in our consolidated statement of income, and before provisions for incentive payments for corporate employees, including the NEOs. “Revenue” is defined as consolidated revenues as reported in the Company’s consolidated financial statements, after eliminating the effects of refranchising Company stores and acquisitions of franchise stores. “Global unit growth” is defined as the growth in Krispy Kreme units worldwide net of closings. “Company same store sales” is defined as the percentage growth year-over-year in same store sales of Company stores.

The Compensation Committee assigned six levels of performance for each performance metric: Threshold, Target, and four levels above target. Upon achievement of the Threshold level for a metric, an NEO would be eligible to receive an amount equal to 20% of such officer’s Target Cash Incentive Amount, times the weight assigned to that metric. If the Threshold level of a performance metric was not met, the NEO would not be eligible to receive any portion of his or her Target Cash Incentive Amount with respect to that metric. If the Target level for a metric was met, the NEO would be eligible to receive an amount equal to 100% of such officer’s Target Cash Incentive Amount, times the weight assigned to that metric. The four levels above Target provided for payouts at 125%, 150%, 175%, and 200%, respectively, of the officer’s Target Cash Incentive Amount, times the weight assigned to the metric. If actual results fell between performance levels, then the amount of incentive earned would be prorated.

Fiscal 2016 Performance Metrics

	($ in millions)
		Threshold	Target
	Weight	20%	100%	125%	150%	175%	200%
Revenue	20%	$490.3	$536.9	$540	$543	$546	$550
Company Same Store Sales	20%	0.25%	1.8%	2.5%	3.0%	4.0%	5.0%
Global Unit Growth	20%	115	136	138	140	145	150
Pre-Tax Income	40%	$52.7	$64.9	$66	$67.5	$69	$70

The Compensation Committee has the authority under the annual incentive plan to adjust any payment amount with respect to the NEOs. These decisions are based on a review of the circumstances affecting results and the Compensation Committee’s judgment. Adjustments are intended to exclude both positive and negative events that are outside of management’s control and were unusual and/or unforeseen. The Compensation Committee believes that these adjustments enable the Company to more properly and fairly compensate management for driving business results. Actual payment of any incentive award is subject to discretion and final approval of the Compensation Committee. For fiscal year 2016 performance, the Compensation Committee determined that the impact of closing five Company-owned shops at the end of the year and the impact of certain non-cash closing and impairment costs would be excluded in assessing performance against the plan’s metrics.

With these adjustments, the resulting earned annual incentive award percentage for fiscal 2016 amounted to 85% of each NEO’s Target Cash Incentive Amount. At the recommendation of management, the Committee determined to adjust that payout percentage to 80% in order to create a discretionary fund for use by Mr. Thompson in awarding special bonuses to certain employees below the senior vice president level. The cash incentive awards earned under the annual incentive plan for fiscal 2016 by the NEOs are set forth in the table below.

	Fiscal 2016 Annual Incentive Awards
			Maximum	Actual
			Bonus	Bonus
Executive	Target %	Target $	Payable	Earned
Tony Thompson	100%	$743,750	$1,487,500	$595,000
Price Cooper(1)	60%	$360,000	$360,000	$354,692
Daniel L. Beem	50%	$178,281	$356,562	$142,625
Thomas E. Kuharcik	50%	$76,878	$153,756	$61,503
Douglas R. Muir(2)	—	$—	$—	$—
Cynthia A. Bay	50%	$168,094	$336,188	$134,475

____________________

(1)	Under the terms of his employment agreement, the Company agreed to pay Mr. Cooper a bonus at 150% of his Target Cash Incentive Amount. Mr. Cooper volunteered to accept a lower actual payment in order to help fund the CEO discretionary bonus fund discussed above.

(2)	Mr. Muir’s employment with the Company terminated on April 30, 2015, and he did not participate in the annual incentive plan during fiscal 2016.

For fiscal 2017, the annual incentive metrics will continue to be Pretax Income, Revenue, Company Same Store Sales and Global Unit Growth, although the definition of Company Same Store Sales will be revised to exclude sales from fundraising activities from the calculation. The performance metrics will be given the same weights as in fiscal 2016.

Long-Term Equity Incentive Awards

During fiscal 2016, the Compensation Committee continued the review of our compensation programs began in fiscal 2015. The review is intended to ensure that our programs support our business strategy and compensation objectives. This past year, the Compensation Committee implemented the change made in fiscal 2015 to the timing of long-term incentive grants to better align those with the timing of other compensation related adjustments. This enhances the Compensation Committee’s ability to more effectively evaluate total compensation in rewarding for past performance and incentivizing for future performance. As a result of this change, annual long-term incentive grants are now all made in March.

We provide long-term equity incentive awards to our executive officers, including the NEOs, as part of our effort to tie the compensation of these individuals directly to the interests of our shareholders. The Compensation Committee believes that long-term equity incentive compensation is an important element of a competitive compensation program and a valuable tool in attracting and retaining members of executive management.

We generally make long-term equity incentive grants under our 2012 Stock Incentive Plan (the “2012 Plan”). The 2012 Plan allows for equity-based awards to selected participants, including the NEOs, as determined by the Compensation Committee. With the exception of restricted stock unit awards made pursuant to employment agreements, all of the equity awards granted to the Company’s executive officers in fiscal 2009 through fiscal 2012 were in the form of stock options. In order to provide a degree of balance in the types of awards granted, in fiscal 2013 the Compensation Committee granted equity awards to executive officers in the form of restricted stock units. For fiscal 2014 and fiscal 2015, the Compensation Committee adopted a balanced approach and granted executive officers both stock options and restricted stock units.

We generally award stock options and/or restricted stock units to our executive officers, including our NEOs, because the value of the awards ultimately is determined by the price of the Company’s stock. In that sense, they are inherently performance-based. In addition, these awards provide long-term compensation to our NEOs in the form of equity, which, in tandem with prior stock awards and our stock ownership and equity retention policy, builds ownership among our executives. Thus, over time, the awards help to build commonality of interest between our executives and our shareholders. Finally, such awards can be a strong executive retention tool, as they generally are subject to vesting contingent on continued service.

Fiscal Year 2016 Equity Grants

In fiscal 2016, the Compensation Committee continued its efforts to modernize the structure of the long-term equity incentive awards under the 2012 Plan and move grant levels closer to the market median. Also, two grant levels were introduced at the senior vice president level, one for executives in business segments and a slightly lower level for those in corporate staff positions. The Compensation Committee also determined that awards for fiscal 2016 would be comprised of 40% stock options and 60% restricted stock units, with the units vesting ratably over four years. The only exceptions were for Mr. Cooper and Mr. Kuharcik, whose awards for fiscal 2016 were part of their compensation under their employment agreements and were each comprised of 100% restricted stock units.

During fiscal 2016, the NEOs were granted the following awards:

Executive	Stock Options	Restricted Stock Units
Tony Thompson	25,620	22,955
Price Cooper	—	99,440
Daniel L. Beem	9,607	8,608
Thomas E. Kuharcik	—	16,268
Douglas R. Muir	—	—
Cynthia A. Bay	9,607	8,608

Addition of Performance Requirement for Fiscal 2017 Awards

For fiscal 2017, the Compensation Committee has decided that all awards to executives under the 2012 Plan will be comprised of restricted stock units, half of which will be time-vested only and the other half will be both time-vested and contingent upon the Company’s achievement of certain performance goals. The Compensation Committee believes that adding an additional performance requirement to the awards will enhance the connection between executive compensation and Company performance.

Vesting and Forfeiture

The vesting of equity awards is generally contingent on continued service. However, vesting of awards is accelerated upon a termination of employment due to death, disability or retirement, or, in the event of a change in control, if the awards are not assumed or substituted by the surviving company or a qualifying termination occurs within two years following (or six months before, but contingent upon) a change in control. See “—Potential Payments upon Termination and Change in Control” below. The Compensation Committee’s recent practice has been to provide for four-year ratable vesting of awards.

The restricted stock units and stock options granted to NEOs are subject to forfeiture in accordance with the terms of the grant agreements if the executive terminates employment before the award vests or the executive engages in certain events of competition and/or solicitation or other detrimental acts (described in the grant agreements to include engaging in competitive business activities, inducing customers or suppliers to cease doing business with the Company, interfering with the relationship between the Company and its employees, violating the Company’s securities trading policy, and similar activities), or if the executive violates confidentiality provisions, or is terminated for cause. In addition, if the executive has vested in any award within the 12-month period immediately prior to engaging in certain events of competition and/or solicitation or other detrimental acts, violating confidentiality provisions or being terminated for cause, the executive must, upon request of the Company, return to the Company any common stock received upon vesting of the award or any proceeds realized by the executive in connection with the sale of the vested shares.

Grant Dates of Long-Term Equity Incentive Awards

With the decision by the Compensation Committee to move the award of long-term equity incentive awards to March of each year, equity awards now occur in close proximity to publication of the financial results for the prior fiscal year. As a result, the Compensation Committee generally will establish the grant and pricing date of awards to be a date at least two days following such publication.

The Compensation Committee’s practice is to establish the grant and pricing date of awards issued related to employment agreements as the effective date of such agreements, which in some instances has been a date after the date the Compensation Committee approved the employment agreement and the related award.

Benefits

We provide access to various employee benefit plans to our executive officers, including the NEOs, as part of their total direct compensation. Benefits for the NEOs are determined by the same criteria applicable to all salaried employees of the Company. The Compensation Committee believes that these benefits help the Company to be competitive in attracting and retaining key employees.

Our NEOs are eligible while employed with the Company to participate in our tax-qualified 401(k) savings plan (the “401(k) Plan”), to which employees may contribute from 1% to 100% of their compensation (salary and bonus) on a tax deferred basis, subject to statutory limitations. Among other things, such limitations limit “compensation” for this purpose to approximately $260,000 annually. We also have a nonqualified deferred compensation plan (the “401(k) Mirror Plan”) designed to enable “highly compensated employees” (as defined by federal income tax laws and regulations) whose contributions to the 401(k) Plan are limited by certain statutory limitations to defer amounts above those limits. Participants in the 401(k) Mirror Plan can contribute from 1% to 15% of their base compensation and from 1% to 100% of their bonus under the 401(k) Mirror Plan, less in each case any amounts contributed to the 401(k) Plan. In addition, participants can contribute to the 401(k) Mirror Plan up to 100% of the excess distributions they receive from the 401(k) Plan. We match 50% of the first 6% of compensation contributed by each employee to the 401(k) Plan.

Our NEOs also participate in our regular employee benefit programs, including group medical and dental coverage, group life insurance, and group long-term disability insurance. They are eligible to participate in these programs on the same basis as our other salaried employees.

The Company has entered into indemnification agreements with each continuing NEO providing for, among other things (1) advancement by the Company prior to the final disposition of any indemnifiable claim of any and all expenses relating to any indemnifiable claim paid or incurred by the executive officer or which the executive officer determines are reasonably likely to be paid or incurred by the executive officer, (2) reimbursement of any and all expenses paid or incurred by the executive officer or which the executive officer determines are reasonably likely to be paid or incurred by the executive officer in connection with any claim made by the executive officer for (a) indemnification or reimbursement or advance payment of expenses by the Company, and/or (b) recovery under any directors’ and officers’ liability insurance policies maintained by the Company, regardless in each case of whether the executive officer ultimately is determined to be entitled to such indemnification, reimbursement, advancement or insurance recovery, as the case may be; and (3) liability insurance for the duration of the executive officer’s service as an officer of the Company and thereafter so long as the executive officer is subject to any pending or possible indemnifiable claim. These agreements assure the executive officer of indemnification and advancement of expenses to the fullest extent permitted by North Carolina law and our articles of incorporation and bylaws, and of continued coverage under our directors’ and officers’ liability insurance policies. The Board of Directors believes that such indemnification agreements serve as an important tool to attract and retain key executive officers, including the NEOs.

Severance/Change in Control

We do not maintain any severance or change in control plans. However, under the terms of certain employment agreements, stock option agreements and restricted stock unit agreements, executive officers, including the NEOs, are eligible to receive severance and other benefits in the case of certain termination events and in the case of a change in control. See “Executive Compensation — Potential Payments upon Termination and Change in Control” below.

Stock Ownership and Equity Retention Policy

We believe that officers should be encouraged to own our common stock to further align their interests with those of our shareholders. The Board of Directors has adopted a stock ownership and equity retention policy to which all officers are expected to adhere. This policy establishes stock ownership levels expected of the Company’s officers in an effort to promote a culture of stock ownership and to further focus on shareholder returns and sustainable growth. The current guidelines for stock ownership by the Company’s officers are as follows:

CEO – stock valued at 600% of base salary;

Senior Vice President and above – stock valued at 300% of base salary; and

Vice President – stock valued at 100% of base salary.

Until these ownership levels are achieved, (i) executive officers with the title of Senior Vice President and above are expected to retain 100%, and (ii) officers below the Senior Vice President level are expected to retain 50%, of the net shares received as a result of the exercise of stock options or the vesting of restricted stock or restricted stock units.

Securities Trading Policy

The Company’s securities trading policy prohibits any hedging or pledging of Company securities by executive officers. The policy prohibits executive officers from entering into puts, calls or other derivative positions with respect to Company securities, and from purchasing any financial instrument or contract, including prepaid variable forward contracts, equity swaps, collars, delayed delivery contracts and exchange traded funds, that is designed to hedge or offset any risk of decrease in the market value of Company securities.

Compensation Recovery Policy

The Company’s compensation recovery policy provides that it may require reimbursement of all or a portion of any incentive payment, equity-based award or other compensation received by any executive officer and certain other senior officers within 36 months following any (a) gross negligence or willful misconduct pertaining to financial reporting requirements that resulted in an accounting restatement, (b) gross negligence or willful misconduct pertaining to the Company’s business that resulted in a material negative revision of a financial or operating measure used to measure compensation, or (c) fraud, theft, misappropriation, embezzlement or dishonesty to the material detriment of the Company (collectively, “Detrimental Conduct”), on the part of the executive officer or senior officer. Detrimental Conduct also includes such officer’s willful or grossly negligent oversight of a person who reports directly to such officer and who engages in Detrimental Conduct as defined above. The policy also provides that the Company may require any officer subject to the policy to pay back to the Company any profits realized from the sale of the Company’s securities within 36 months following Detrimental Conduct by that officer.

Risk Related to Compensation Plans

The Company’s compensation policies and practices are designed to encourage its employees, including its executive officers, to remain focused on both the short-term and long-term goals of the Company, while at the same time discouraging employees from taking unnecessary and excessive risks that could ultimately threaten the value of the Company. The following elements of our compensation programs contribute to risk mitigation:

●	annual incentives include a maximum or cap on earned awards at 200% of target;
●	the Company’s officers are subject to the stock ownership and equity retention policy; and
●	the Company’s officers are subject to a securities trading policy and a compensation recovery policy, which are designed to reduce the risks inherent in incentive compensation.

The Compensation Committee has reviewed the Company’s current compensation policies and practices and believes that, in light of their overall structure, the risks arising from such compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Tax Deductibility of Compensation

Section 162(m) of the Code provides that compensation paid to a public company’s chief executive officer and its three other highest paid executive officers at the end of the year (other than its chief financial officer) in excess of $1 million is not deductible unless certain requirements have been satisfied, such as the compensation qualifying as “performance-based compensation.” The 2012 Plan is structured to permit compliance with the requirements imposed by Section 162(m) and related regulations. Stock options granted at or above market value qualify as performance-based compensation and are deductible under Section 162(m). However, full value awards, such as restricted stock units, that vest based on time do not qualify as performance-based compensation and are not deductible under Section 162(m).

Although compensation paid under our annual incentive plan is performance-based, it does not qualify for the deductibility exception for performance-based compensation under Section 162(m) because the annual incentive plan has not been approved by our shareholders.

The potential tax impact related to compensation elements that do not qualify for the Section 162(m) deductibility exemption is substantially mitigated because of our significant federal net operating losses from prior periods. In reviewing and considering compensation payments and awards, the Compensation Committee considers the offsetting impact of the net operating losses along with the benefits realized by the Company and our shareholders from the successful efforts of our senior management team. After balancing these considerations, the Compensation Committee determined for fiscal 2016 to approve the compensation described in this Proxy Statement.

Although the Compensation Committee considers the anticipated tax treatment to the Company when determining executive compensation, the Compensation Committee considers many factors that are considered by the committee in determining executive compensation and, similarly, there are many factors that may affect the deductibility of executive compensation. In order to maintain the flexibility to be able to compensate NEOs in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a strict policy that all executive compensation must be deductible under Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (which is set forth above) with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Lynn Crump-Caine, Chair
Carl E. Lee, Jr.
C. Stephen Lynn
Andrew J. Schindler

EXECUTIVE COMPENSATION

Summary Compensation Table

Set forth below is summary compensation information for our NEOs for fiscal 2016.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Tony Thompson	2016	$743,750	$—	$479,989	$320,112	$595,000	$—	$5,714	$2,144,565
President and Chief	2015	508,430	160,000	1,900,000	949,994	432,165	—	83,519	4,034,108
Executive Officer

Price Cooper(5)	2016	$400,000	$—	$1,999,986	$—	$354,692	$—	$53,621	$2,808,299
Executive Vice
President and Chief
Financial Officer

Daniel L. Beem	2016	$356,562	$—	$179,993	$120,036	$142,625	$—	$6,495	$805,711
Senior Vice President &	2015	327,564	225,000	89,850	115,219	—	—	196,757	954,390
President – International

Tom Kuharcik(5)	2016	$153,756	$100,000	$299,982	$—	$61,503	$—	$29,777	$645,018
Senior Vice President
Supply Chain Operations

Douglas R. Muir(6)	2016	$97,500	$100,000	$—	$—	$—	$—	$6,411	$203,911
Former Executive Vice	2015	387,250	—	—	—	197,497	—	7,828	592,575
President and Chief	2014	376,175	—	212,488	212,500	343,374		7,686	1,152,223
Financial Officer

Cynthia A. Bay(7)	2016	$336,188	$—	$179,993	$120,036	$134,475	$—	$7,838	$778,530
Former Senior Vice	2015	327,000	—	—	—	138,975	—	7,833	473,808
President –	2014	315,750	—	174,997	174,990	240,090	—	7,677	913,504
U.S. Franchises and
Company Stores
____________________

(1)	For Mr. Thompson, this represents a signing bonus related to his joining the Company in fiscal 2015. For Mr. Beem, this represents a signing bonus of $50,000 related to his joining the Company and $175,000 guaranteed minimum cash incentive payment for fiscal 2015 as set forth in Mr. Beem’s March 24, 2014 employment agreement. For Mr. Kuharcik, this represents a signing bonus of $100,000 related to his joining the Company as set forth in Mr. Kuharcik’s August 17, 2015 employment agreement. For Mr. Muir, this represents a special bonus in consideration of his agreeing to delay his retirement date in order to assist with certain finance transition matters.

(2)	Amounts represent the aggregate grant date fair value of equity awards, determined in accordance with Accounting Standards Codification 718 (“ASC 718”). For a discussion of the assumptions used in determining such amounts, see Note 14 to our consolidated financial statements in our 2016 Form 10-K.

(3)	Represents cash incentive compensation earned under our annual incentive plan.

(4)	Includes our contributions to the executive’s account in our 401(k) Plan and each personal benefit received by the Named Executive Officer during the fiscal year where the total of all personal benefits received by the Named Executive Officer exceeded $10,000 during such year.

Other compensation for Messrs. Thompson, Cooper, Beem, Kuharcik, and Muir and Ms. Bay in fiscal 2016 of $5,714, $3,679, $6,495, $720, $6,411, and $7,838, respectively, represents the Company’s matching contributions to the 401(k) Plan. Other compensation for Messrs. Cooper and Kuharcik in fiscal 2016 of $41,261 and $29,057, respectively, represents reimbursement of relocation expenses. Other compensation for Mr. Cooper in fiscal 2016 of $8,681 represents a grossed up payment for transition medical coverage.

(5)	Messrs. Cooper and Kuharcik joined the Company on January 26, 2015 and August 17, 2015, respectively.

(6)	Mr. Muir’s employment with the Company terminated on April 30, 2015.

(7)	Ms. Bay’s employment with the Company terminated on March 31, 2016.

Fiscal 2016 Grants of Plan-Based Awards

The following table shows information about plan-based awards granted during fiscal 2016 to the NEOs.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or		All Other Option Awards: Number of Securities Underlying		Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Units(2) (#)		Options (#)		Awards ($/Sh)	Awards(3) ($)
Tony Thompson		$148,750	$743,750	$1,487,500
	3/24/2015				22,955	(4)	25,620	(5)	$20.91	$800,101

Price Cooper		$360,000	$360,000	$360,000
	2/3/2015				75,528	(4)	—		$19.86	$1,499,986
	3/24/2015				23,912	(4)	—		$20.91	$500,000

Daniel L. Beem		$35,656	$178,281	$356,562
	3/24/2015				8,608	(4)	9,607	(5)	$20.91	$300,029

Thomas Kuharcik		$15,376	$76,878	$153,756
	8/17/2015				16,268	(4)	—		$18.44	$299,982

Douglas R. Muir		$ —	$ —	$ —	—		—		$ —	$ —

Cynthia A. Bay(6)		$33,619	$168,094	$336,188
	3/24/2015				8,608	(4)	9,607	(5)	$20.91	$300,029
____________________

(1)	These columns show the potential value of the payout for each Named Executive Officer under the annual incentive plan if the threshold, target, or maximum goals were satisfied with respect to the performance measures set by the Compensation Committee for fiscal 2016 based on the Named Executive Officer’s specified Target Cash Incentive Amount. Based on actual performance in fiscal 2016, the cash incentive awards earned under the annual incentive plan were $595,000, $354,692, $142,625, $61,503, $0, and $134,475, for Messrs. Thompson, Cooper, Beem, Kuharcik, and Muir and Ms. Bay, respectively. Mr. Cooper’s January 26, 2015 employment agreement guaranteed Mr. Cooper a cash incentive payment for fiscal 2016 of $360,000, which is equal to 150% of his Target Cash Incentive Amount. He volunteered to take an actual payment of $354,692 in order to contribute to the discretionary bonus fund created by the Compensation Committee, as discussed in “Compensation Discussion and Analysis” above. Mr. Muir’s employment with the Company terminated on April 30, 2015 and, accordingly, Mr. Muir was not paid a cash incentive award for fiscal 2016.

The business measurements, performance goals, and salary percentage targets for determining these payouts are described under “Compensation Discussion and Analysis — Elements of Executive Compensation — Annual Incentives — Fiscal 2016 Performance Metrics” above.

(2)	Represents awards of restricted stock units.

(3)	This column shows the aggregate grant date fair value of equity awards granted in fiscal 2016 determined in accordance with ASC 718. For a discussion of the assumptions used in determining such amounts, see Note 14 to our consolidated financial statements in our 2016 Form 10-K.

(4)	The restricted stock units will vest, provided that the executive’s employment continues through the applicable vesting date, in four substantially equal annual installments beginning approximately on the anniversary of the grant date. Vesting of restricted stock units may accelerate upon the occurrence of certain events, such as termination of employment due to death, disability or retirement or, in the event of a change in control, the restricted stock units are not assumed or substituted by the surviving company or, if assumed or substituted, a qualifying termination occurs within two years following (or six months before, but contingent upon) the change in control; see “Executive Compensation — Potential Payment upon Termination and Change in Control — Restricted Stock Unit Agreements.”

(5)	The stock options will vest, provided that the executive’s employment continues through the applicable vesting date, in four substantially equal annual installments beginning on the anniversary of the grant date. Vesting of stock options may accelerate upon the occurrence of certain events, such as termination of employment due to death, disability or retirement or, in the event of a change in control, the stock options are not assumed or substituted by the surviving company or, if assumed or substituted, a qualifying termination occurs within two years following (or six months before, but contingent upon) the change in control; see “Executive Compensation — Potential Payment upon Termination and Change in Control — Stock Option Agreements.”

(6)	Ms. Bay’s employment with the Company terminated on March 31, 2016.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

We have employment agreements with each of our NEOs. The terms of the employment agreements with our executive officers are designed to be consistent with our overall compensation philosophy.

Tony Thompson

Effective June 1, 2014, we entered into an employment agreement with Mr. Thompson to serve as our President and Chief Executive Officer. The agreement will terminate on May 31, 2017, subject to automatic one-year renewals unless either party gives notice of intent not to renew. Under the terms of the employment agreement, Mr. Thompson is to receive a minimum annual salary of $750,000 and a target annual incentive opportunity of 100% of his base salary. The agreement provided that the Company would grant to Mr. Thompson, on or before the date of the next annual equity awards to other executive officers, an initial annual equity award with a value of $800,000, which was awarded in the form of restricted stock units and incentive stock options on March 24, 2015.

Per the agreement, Mr. Thompson received a signing bonus of $160,000, an initial stock option award valued at $950,000, and an initial restricted stock award valued at $1,900,000. The purpose of these new hire awards was to encourage Mr. Thompson to join the Company and compensate him for cash incentives and equity awards forfeited at his prior employer. The equity awards vest ratably over four years.

Price Cooper

Effective January 26, 2015, we entered into an employment agreement with Mr. Cooper to serve as our Executive Vice President, and effective April 3, 2015 as our Chief Financial Officer and Treasurer. The agreement will terminate on January 26, 2018, subject to automatic one-year renewals unless either party gives notice of intent not to renew. Under the terms of the employment agreement, Mr. Cooper is to receive a minimum annual salary of $400,000 and a target annual incentive opportunity of 60% of his base salary. The agreement provided that for fiscal 2016, the Company would award Mr. Cooper 150% of his annual target bonus. The agreement provided that the Company would grant to Mr. Cooper, on or before the date of the next annual equity awards to other executive officers, an initial annual equity award of restricted stock units with a value of $500,000, which was awarded to Mr. Cooper on March 24, 2015.

Per the agreement, Mr. Cooper received an initial restricted stock unit award valued at $1,500,000, which equity award vests ratably over four years. The purpose of this new hire award was to encourage Mr. Cooper to join the Company and to compensate him for cash incentives and equity awards forfeited at his prior employer.

Daniel L. Beem

Effective March 24, 2014, we entered into an employment agreement with Mr. Beem to serve as our Senior Vice President & President - International. The agreement will terminate on February 24, 2017, subject to automatic one-year renewals unless either party gives notice of intent not to renew. Under the terms of the employment agreement, Mr. Beem is to receive a minimum annual salary of $358,750 and a target annual incentive opportunity of 50% of his base salary. The agreement also provided for a signing bonus of $50,000, an initial stock option award to purchase 10,000 shares, and an initial restricted stock unit award for 5,000 shares. The purpose of these new hire awards was to encourage Mr. Beem to join the Company and compensate him for cash incentives and equity awards forfeited at his prior employer. The equity awards vest ratably over four years.

Thomas Kuharcik

Effective August 17, 2015, we entered into an employment agreement with Mr. Kuharcik to serve as our Senior Vice President – Supply Chain Operations. The agreement will terminate on August 17, 2018, subject to automatic one-year renewals unless either party gives notice of intent not to renew. Under the terms of the employment agreement, Mr. Kuharcik is to receive a minimum annual salary of $335,000 and a target annual incentive opportunity of 50% of his base salary. The agreement also provided for a signing bonus of $100,000 and an initial restricted stock unit award valued at $300,000, which equity award vests ratably over four years. The purpose of these new hire awards was to encourage Mr. Kuharcik to join the Company and compensate him for cash incentives and equity awards forfeited at his prior employer.

Douglas R. Muir

We previously entered into an employment agreement with Mr. Muir to serve as our Executive Vice President, Chief Financial Officer, and Treasurer. Mr. Muir retired as Chief Financial Officer and Treasurer on April 3, 2015 and ceased to be an employee of the Company on April 30, 2015. Under the terms of the employment agreement, Mr. Muir received a minimum annual salary of $390,000 and was eligible for a target annual incentive opportunity of 60% of his base salary.

Cynthia A. Bay

We previously entered into an employment agreement with Ms. Bay to serve as our Senior Vice President – U.S. Franchises and Company Stores. Ms. Bay retired from the Company on March 31, 2016. Under the terms of the employment agreement, Ms. Bay received a minimum annual salary of $338,250 and was eligible for a target annual incentive opportunity of 50% of her base salary.

Common Terms

The employment agreements entitle these NEOs to participate in all employee benefit and fringe benefit plans and arrangements made available to our executives and key management employees upon the terms and subject to the conditions in the applicable plan or arrangement.

If any NEO resigns or terminates his or her employment without “good reason” (as defined below) or his or her employment agreement is terminated by the Company for “cause” (as defined below), the officer will be entitled to receive his or her base salary through the date of termination and reimbursement of reimbursable expenses incurred to that date. Voluntary resignation is not a breach of the employment agreement.

If the employment agreement is terminated by us without cause or by a NEO for good reason, such NEO generally is entitled to the following:

●	an amount equal to his or her current annual base salary through the termination date;
●

with respect to Mr. Thompson, an amount equal to two times the sum of his base salary and his target annual incentive for the year of termination, plus Mr. Thompson’s initial stock option award and initial restricted stock unit award will become fully vested;

●

with respect to each other NEO, an amount equal to one times his or her base salary for the year of termination, or in the event of termination of employment within two years following a change in control (1) by such Named Executive Officer for good reason or (2) by the Company without cause, an amount equal to two times his or her base salary plus two times his or her target annual incentive for the year of termination;

●	with respect to Mr. Cooper and Mr. Kuharcik, their initial restricted stock unit awards will become fully vested;
●

an amount, payable within either 75 days (for Messrs. Cooper, Kuharcik and Thompson) or 60 days (for all other NEOs) following the date of termination, equal to an incentive for the year of termination calculated as a pro-rated target annual incentive for the number of months during the incentive year prior to the date of termination; and

●	medical benefits for up to 18 months after the date of termination.

The employment agreements define “cause” to mean, generally: (1) failure or refusal by the NEO to perform his or her lawful and proper duties; (2) conviction of or a plea of nolo contendere to any felony; (3) acts constituting fraud, theft, or embezzlement or that otherwise constitute a felony which results or was intended to result in gain or personal enrichment at the expense of the Company; (4) other than with respect to Mr. Thompson, insubordination to the Company’s most senior executive officer; or (5) willful violation of any material provision of the code of ethics of the Company.

The employment agreements define “good reason” to mean, generally, the occurrence of any of the following without the NEO’s consent: (1) the failure of the Company to pay any material amount of compensation due under such employment agreement; (2) the applicable NEO is no longer the most senior officer in his or her respective area of expertise; (3) a change in duties or responsibilities materially inconsistent with the status as the most senior officer in the NEO’s area of expertise; (4) certain relocations; (5) any material breach by the Company of the employment agreement; or (6) other than with respect to Mr. Thompson, the giving by the Company of a notice of non-extension of the term of the employment agreement at either the end of the initial term or the end of the first, second, or third one-year extensions.

The employment agreements define “change in control” to mean, generally: (1) the acquisition by any person of 50% or more of our outstanding voting stock; (2) the consummation of a merger or consolidation involving the Company if the Company’s shareholders immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than 50% of the outstanding voting stock of the surviving company in substantially the same proportion as their ownership of voting stock of the Company immediately before such merger or consolidation; (3) a sale or other disposition of all or substantially all of the assets of the Company; (4) a change in the majority composition of the Board not approved by a majority of the directors in office before the change; or (5) approval by our shareholders of a complete liquidation or dissolution of the Company, provided that each of the employment agreements provide that if and to the extent required under Section 409A of the Code, an event will be treated as a change in control for purposes of the Employment Agreement only if it is also a “change in control event” (as defined in Treas. Reg. Section 1.409A-3(i)(5)) with respect to the Company.

If the employment of a NEO is terminated by reason of death or permanent disability, he or she will be entitled to the following: (1) his or her base salary and expenses incurred through the date of termination; and (2) medical benefits for up to 18 months after the date of termination. In addition, in the event of a NEO’s permanent disability, insurance benefits will continue under our long-term disability plan in accordance with its terms. With respect to Mr. Thompson, Mr. Cooper, and Mr. Kuharcik, their initial stock awards will become fully vested upon death or permanent disability.

For a detailed discussion of severance and other benefits payable to NEOs in the case of certain termination events and in the case of a change in control, see “— Potential Payments upon Termination and Change in Control” below.

The employment agreements provide that each NEO is subject to a non-compete provision during the term of his or her employment and for a period of one year following the date of termination and is subject to a non-solicitation provision during the term of his or her employment and for a period of two years following the date of termination. If the employment of a NEO is terminated for good reason or without cause, the NEO is entitled to any amounts payable, as described above, only if the NEO has not breached and does not breach the non-compete and non-solicitation provisions in the employment agreement.

The employment agreements also require each NEO to comply with the Company’s stock ownership and equity retention policy and compensation recovery policy.

For a discussion and analysis of the Company’s compensation program, including each element of compensation provided to the NEOs for fiscal 2016, please refer to the “Compensation Discussion and Analysis” section above.

Outstanding Equity Awards at Fiscal 2016 Year-End

The following table provides information with respect to the common stock that may be issued upon the exercise of options and other awards under our existing equity compensation plans as of January 31, 2016.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price per Share ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Tony Thompson	—	25,620	(2)	—	$20.91	3/24/25	—		—	—	—
	—	—		—	—	—	22,955	(3)	$336,520	—	—
	19,572	58,716	(4)	—	19.00	6/2/24	—		—	—	—
	—	—		—	—	—	75,000	(5)	1,099,500
Price Cooper	—	—		—	—	—	23,912	(3)	$350,550	—	—
	—	—		—	—	—	56,646	(6)	830,430	—	—
Daniel L. Beem	—	9,607	(2)	—	$20.91	3/24/25	—		—	—	—
	—	—		—	—	—	8,608	(3)	$126,193	—	—
	2,500	7,500	(7)	—	17.97	3/24/24	—		—	—	—
	—	—		—	—	—	2,500	(8)	36,650	—	—
Thomas Kuharcik	—	—		—	—	—	16,268		$238,489	—	—
Douglas R. Muir	19,018	—		—	$17.47	1/30/24	—		—	—	—
	120,000	—		—	7.03	1/25/22	—		—	—	—
	57,404	—		—	6.39	1/30/21	—		—	—	—
	19,550	—		—	3.08	4/14/18	—		—	—	—
	120,000	—		—	9.71	11/2/16	—		—	—	—
Cynthia A. Bay	—	9,607	(2)	—	$20.91	3/24/25	—		—	—	—
	—	—		—	—	—	8,608	(3)	$126,193	—	—
	7,830	7,831	(9)	—	17.47	1/30/24	—		—	—	—
	—	—		—	—	—	5,009	(8)	73,432	—	—
	—	—		—	—	—	8,960	(10)	131,354	—	—
	100,000	—		—	7.03	1/25/22	—		—	—	—
	100,000	—		—	6.39	1/30/21	—		—	—	—
	100,000	—		—	2.65	1/25/20	—		—	—	—
	100,000	—		—	1.40	1/29/19	—		—	—	—
____________________

(1)	Based on the closing price of our common stock on the last business day of fiscal 2016.

(2)	These stock options vest, provided that the executive’s employment continues through the applicable vesting dates, in substantially equal installments on March 24, 2016, March 24, 2017, March 24, 2018, and March 24, 2019. Vesting of stock options may accelerate upon the occurrence of certain events; see “Executive Compensation — Potential Payments upon Termination and Change in Control — Stock Option Agreements.”

(3)	These restricted stock units vest, provided that the executive’s employment continues through the applicable vesting dates, in substantially equal installments on March 24, 2016, March 24, 2017, March 24, 2018, and March 24, 2019. Vesting of stock options may accelerate upon the occurrence of certain events; see “Executive Compensation — Potential Payments upon Termination and Change in Control — Stock Option Agreements.”

(4)	These stock options vest, provided that the executive’s employment continues through the applicable vesting dates, in substantially equal installments on June 2, 2016, June 2, 2017, and June 2, 2018. Vesting of stock options may accelerate upon the occurrence of certain events; see “Executive Compensation — Potential Payments upon Termination and Change in Control — Stock Option Agreements.”

(5)	These restricted stock units vest, provided that the executive’s employment continues through the applicable vesting dates, in substantially equal installments on June 2, 2016, June 2, 2017, and June 2, 2018. Vesting of restricted stock units may accelerate upon the occurrence of certain events; see “Executive Compensation — Potential Payments upon Termination and Change in Control — Restricted Stock Unit Agreements.”

(6)	These restricted stock units vest, provided that the executive’s employment continues through the applicable vesting dates, in substantially equal installments on January 27, 2017, January 27, 2018, and January 27, 2019. Vesting of restricted stock units may accelerate upon the occurrence of certain events; see “Executive Compensation — Potential Payments upon Termination and Change in Control — Restricted Stock Unit Agreements.”

(7)	These stock options vest, provided that the executive’s employment continues through the applicable vesting dates, in substantially equal installments on March 24, 2016, March 24, 2017, and March 24, 2018. Vesting of stock options may accelerate upon the occurrence of certain events; see “Executive Compensation — Potential Payments upon Termination and Change in Control — Stock Option Agreements.”

(8)	These restricted stock units vest, provided that the executive’s employment continues through the applicable vesting dates, in substantially equal installments on January 27, 2017 and January 27, 2018. Vesting of restricted stock units may accelerate upon the occurrence of certain events; see “Executive Compensation — Potential Payments upon Termination and Change in Control — Restricted Stock Unit Agreements.”

(9)	These stock options vest, provided that the executive’s employment continues through the applicable vesting dates, in substantially equal installments on January 30, 2017 and January 30, 2018. Vesting of stock options may accelerate upon the occurrence of certain events; see “Executive Compensation — Potential Payments upon Termination and Change in Control — Stock Option Agreements.”

(10)	These restricted stock units vest, provided that the executive’s employment continues through the applicable vesting dates, on January 27, 2017. Vesting of restricted stock units may accelerate upon the occurrence of certain events; see “Executive Compensation — Potential Payments upon Termination and Change in Control — Restricted Stock Unit Agreements.”

Fiscal 2016 Option Exercises and Stock Vested

The following table provides information with respect to the number and value of shares acquired by our NEOs during fiscal 2016 from the exercise of vested stock options and the vesting of restricted stock units. The value realized on the exercise of options is equal to the market price of one share of the Company’s common stock at the time of exercise minus the exercise price of the options, multiplied by the number of shares acquired on exercise of the options. The value realized on the vesting of restricted stock units is equal to the closing market price of one share of the Company’s common stock on the date of vesting, multiplied by the number of shares acquired upon vesting.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Tony Thompson	—	$—		25,000	$427,750	(1)
Price Cooper	—	$—		18,882	$268,691	(2)
Daniel L. Beem	—	$—		1,250	$17,788	(2)
Thomas Kuharcik	—	$—		—	$—
Douglas R. Muir	18,596	$259,414	(3)	30,627	$545,161	(4)
Cynthia A. Bay	—	$—		11,464	$163,133	(2)
__________________

(1)	Reflects the value of the restricted stock units which vested on June 2, 2015.

(2)	Reflects the value of the restricted stock units which vested on January 27, 2016.

(3)	Mr. Muir exercised all of these options at an exercise price of $6.39 on April 8, 2015.

(4)	Reflects the value of restricted stock units which vested upon Mr. Muir’s retirement on April 30, 2015.

Potential Payments upon Termination and Change in Control

Pursuant to the terms of certain employment agreements, stock option agreements, restricted stock agreements, and restricted stock unit agreements, our executive officers, including our NEOs, are eligible to receive severance and other benefits in the case of certain termination events and in the case of a change in control. For a detailed description of the employment agreements for our NEOs, see “Executive Compensation — Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements.”

The discussion and tables below (as well as the discussion of the employment agreements above) reflect the estimated amount of additional compensation and benefits that would be paid or accrued to each of the NEOs in the event of all applicable hypothetical scenarios, including:

●	a “change in control”, with or without a corresponding termination of employment;
●	termination by us without “cause”;
●	termination by the executive for “good reason”;
●	voluntary termination;
●	“retirement”;
●	“disability”; and
●	death.

The terms “cause,” “change in control,” “disability,” “good reason,” and “retirement” are defined in each respective stock plan or form of award agreement, and these definitions vary slightly depending on the date of the award and the award type. Amounts are not included for compensation and benefits to which an executive would be entitled if the specified event had not occurred.

Restricted Stock Unit Agreements

Each of the restricted stock unit agreements governing restricted stock unit grants made to the NEOs in fiscal 2014, fiscal 2015, and fiscal 2016 provide that all of such unvested restricted stock units shall be automatically forfeited upon termination of the applicable executive’s employment, provided that all unvested restricted stock units shall vest upon (1) termination of employment due to death, disability or retirement, (2) a change in control if the successor company does not assume or substitute for the award on substantially equivalent terms, or (3) if the award is substituted, assumed, or continued during a change in control, termination of employment by the Company not for cause or by the executive for good reason within two years after the effective date of (or six months before, but contingent upon) a change in control of the Company. Additionally, the initial restricted stock unit awards to Messrs. Thompson, Cooper, and Kuharcik, which were granted under their employment agreements, will become fully vested upon termination of employment by the Company not for cause or by the executive for good reason.

Stock Option Agreements

Each of the stock option agreements governing stock option grants made to the NEOs in fiscal 2014, fiscal 2015, and fiscal 2016 provide that such stock options shall vest and become exercisable upon (1) termination of employment due to retirement, death, or disability, (2) a change in control if the successor company does not assume or substitute for the award on substantially equivalent terms, or (3) if the award is substituted, assumed, or continued during a change in control, termination of employment by the Company not for cause or by the executive for good reason within two years after the effective date of (or six months before, but contingent upon) a change in control of the Company. Additionally, Mr. Thompson’s initial stock option award granted during fiscal 2015 will become fully vested upon termination of employment by the Company not for cause or by Mr. Thompson for good reason.

In the event any of the above accelerated vesting events are triggered, the options will remain exercisable until (1) in the case of termination on account of disability, 360 days after termination, (2) in the case of termination on account of death, 360 days after termination, (3) in the case of retirement, the ten-year anniversary of the grant date, and (4) in the case of termination of employment by the Company not for cause or by the executive for good reason within two years after the effective date of (or six months before, but contingent upon) a change in control, the earlier of the date specified in a notice by the Board of Directors or Compensation Committee, if any, and one year after termination. In the case of termination for any reason other than retirement, death, disability, or cause, vested options remain exercisable for three months following the date of termination.

Fiscal 2011 – Fiscal 2012 Stock Option Grants

In 2011, the Compensation Committee adopted a form of incentive stock option agreement and approved amendments to the form of nonqualified stock option agreement, respectively, to provide that upon an NEO’s termination of employment with the Company not for cause or by the NEO for good reason within two years after a change in control, his or her options will become vested and exercisable in full (a “double-trigger” requirement). The previous form of nonqualified stock option agreement provided that a NEO’s stock options became vested and exercisable in full in the event of only a change in control (a “single-trigger” requirement). Stock options granted in fiscal 2011 and fiscal 2012 shall vest and become exercisable upon (1) termination of employment due to retirement, death, or disability or (2) upon a NEO’s termination of employment with the Company not for cause or by the NEO for good reason within two years after a change in control of the Company. In the event of a change in control, the Board of Directors, in its sole discretion, may give prior written notice of such event to the executive and set a termination date for the exercise of such options. In the event of termination for cause, all options of the executive are terminated.

In the event any of the above accelerated vesting events are triggered, the options will remain exercisable until (1) in the case of termination on account of disability, 180 days after termination, (2) in the case of termination on account of death, 360 days after termination, (3) in the case of retirement, the ten-year anniversary of the grant date, and (4) in the case of a NEO’s termination of employment with the Company not for cause or by the NEO for good reason within two years after a change in control, the earlier of the date specified in a notice by the Board of Directors, if any, and the then-current expiration date.

In the case of termination for any reason other than retirement, death, disability, or cause, vested options remain exercisable for 90 days following the date of termination (without any acceleration of vesting).

Fiscal 2007 – Fiscal 2010 Stock Option Grants

Each of the stock option agreements governing stock option grants made to the NEOs in fiscal 2007, fiscal 2008, fiscal 2009, and fiscal 2010 provide that all of such options shall vest and become exercisable upon (1) termination of employment due to retirement, death, or disability or (2) a change in control of the Company. In the event of a change in control, the Board of Directors, in its sole discretion, may give prior written notice of such event to the executive and set a termination date for the exercise of such options. In the event of termination for cause, all options of the executive are terminated.

In the event any of the above accelerated vesting events are triggered, the options would remain exercisable until (1) in the case of termination on account of disability, 180 days after termination, (2) in the case of termination on account of death, 360 days after termination, (3) in the case of retirement, the ten-year anniversary of the grant date, and (4) in the case of a change in control, the earlier of the date specified in a notice by the Board of Directors, if any, and the then-current expiration date.

In the case of termination for any reason other than retirement, death, disability, or cause, vested options remain exercisable for 90 days (or 60 days with respect to the stock option agreements governing stock option grants made in fiscal 2007) following the date of termination (without any acceleration of vesting).

Termination Scenario Summary Tables

With the exception of Mr. Muir, whose employment with the Company terminated on April 30, 2015, the amounts shown in the tables below assume that the noted triggering event occurred on January 31, 2016, the last day of fiscal 2016. Therefore, such amounts reflect the additional payments or benefits each NEO (other than Mr. Muir) would be entitled to receive pursuant to his or her employment agreement, as such existed on January 31, 2016. Mr. Muir was retirement eligible when his employment with the Company terminated upon his retirement on April 30, 2015. Other relevant assumptions and explanations are provided in the footnotes following the tables. The amounts shown reflect only the additional payments or benefits that an NEO would have received upon the occurrence of the respective triggering events listed below; they do not include the value of payments or benefits that would have been earned, or any amounts associated with equity awards that would have vested absent the triggering event. The tables below do not take into account any value received by us as a result of the NEO’s covenants not to compete.

Tony Thompson

	Termination without cause or termination by executive for good reason	Termination without cause or termination by executive for good reason following a change in control	Change in control regardless of termination	Death or disability
Compensation:
Severance pay(1)	$3,750,000	$3,750,000	$—	$—
Vesting of unvested restricted stock(2)	1,099,500	1,436,020	1,436,020	1,436,020
Vesting of unvested stock options(3)	—	—	—	—
Benefits:
Health and dental insurance(4)	19,149	19,149	—	19,149
Total	$4,868,649	$5,205,169	$1,436,020	$1,455,169
____________________

(1)	In the case of termination without cause or termination by executive for good reason, represents two times Mr. Thompson’s base salary plus two times the target annual bonus equal to 100% of base salary, to be paid in 12 equal installments, the first two of which are to be paid two months following the date of termination and the next ten of which will be paid in ten equal monthly installments commencing three months following the date of termination, plus a pro-rated annual bonus equal to 100% of base salary, to be paid 75 days after the fiscal year end. In the case of termination without cause or termination by executive for good reason within two years following a change in control, represents two times Mr. Thompson’s base salary, plus two times the target annual bonus equal to 100% of base salary, plus a pro-rated annual bonus equal to 100% of base salary, to be paid 60 days following the date of termination.

(2)	Represents the intrinsic value as of the last business day of the fiscal year of unvested restricted stock unit awards. The grant agreements provide no vesting will occur upon a change in control unless the awards are not assumed or substituted by the surviving company or, if assumed or substituted, a qualifying termination occurs within two years following (or six months before, but contingent upon) a change in control. In the event Mr. Thompson’s employment is terminated without cause or he terminates his employment for good reason before or after the expiration of the employment period, the unvested restricted stock units granted under his employment agreement will vest.

(3)	Represents the intrinsic value as of the last business day of the fiscal year of unvested stock options. As of the end of fiscal 2016, the intrinsic value of all unvested stock options was zero because the Company’s stock price was less than the exercise price for all awards. The grant agreements provide no vesting will occur upon a change in control unless the options are not assumed or substituted by the surviving company or, if assumed or substituted, a qualifying termination occurs within two years following (or six months before, but contingent upon) a change in control. In the event Mr. Thompson’s employment is terminated without cause or he terminates his employment for good reason before or after the expiration of the employment period, the unvested stock options granted under his employment agreement will vest.

(4)	Represents 18 months of continued health insurance coverage, computed as the excess of our current COBRA premium for such coverage over Mr. Thompson’s current contribution to the health plan providing benefits to our employees. These benefits would be payable over such 18 months.

Price Cooper

		Termination without
	Termination without	cause or termination	Change
	cause or termination	by executive for good	in control
	by executive for	reason following a	regardless of	Death or
	good reason	change in control	termination	disability
Compensation:
Severance pay(1)	$640,000	$ 1,520,000	$—	$—
Vesting of unvested restricted stock(2)	830,430	1,180,980	1,180,980	1,180,980
Benefits:
Health and dental insurance(3)	18,414	18,414	—	18,414
Total	$1,488,844	$2,719,394	$1,180,980	$1,999,394
____________________

(1)	In the case of termination without cause or termination by executive for good reason, represents one times Mr. Cooper’s base salary plus an amount equal to his actual annual bonus for the year of termination prorated for the number of full months during the bonus year prior to such termination, to be paid 75 days after the fiscal year end. In the case of termination without cause or termination by executive for good reason within two years following a change in control, represents two times Mr. Cooper’s base salary, plus two times the target annual bonus equal to 60% of base salary, plus a pro-rated annual bonus equal to 60% of base salary, to be paid 60 days following the date of termination.

(2)	Represents the intrinsic value as of the last business day of the fiscal year of unvested restricted stock unit awards. The grant agreements provide no vesting will occur upon a change in control unless the awards are not assumed or substituted by the surviving company or, if assumed or substituted, a qualifying termination occurs within two years following (or six months before, but contingent upon) a change in control. In the event Mr. Cooper’s employment is terminated without cause or he terminates his employment for good reason before or after the expiration of the employment period, the unvested restricted stock units granted under his employment agreement will vest.

(3)	Represents 18 months of continued health insurance coverage, computed as the excess of our current COBRA premium for such coverage over Mr. Cooper’s current contribution to the health plan providing benefits to our employees. These benefits would be payable over such 18 months.

Daniel L. Beem

		Termination without
	Termination without	cause or termination	Change
	cause or termination	by executive for good	in control
	by executive for	reason following a	regardless of	Death or
	good reason	change in control	termination	disability
Compensation:
Severance pay(1)	$538,125	$1,255,625	$—	$—
Vesting of unvested restricted stock(2)	—	162,843	162,843	162,843
Vesting of unvested stock options(3)	—	—	—	—
Benefits:
Health and dental insurance(4)	19,149	19,149	—	19,149
Total	$557,274	$1,437,617	$162,843	$181,992
____________________

(1)	In the case of termination without cause or termination by executive for good reason, represents Mr. Beem’s base salary, to be paid in 12 equal installments, the first two of which are to be paid two months following the date of termination and the next ten of which will be paid in ten equal monthly installments commencing three months following the date of termination, plus a pro-rated annual bonus equal to 50% of base salary, to be paid 60 days following the date of termination. In the case of termination without cause or termination by executive for good reason within two years following a change in control, represents two times Mr. Beem’s base salary, plus two times the target annual bonus equal to 50% of base salary, plus a pro-rated annual bonus equal to 50% of base salary, to be paid 60 days following the date of termination.

(2)	Represents the intrinsic value as of the last business day of the fiscal year of unvested restricted stock unit awards. The grant agreements provide no vesting will occur upon a change in control unless the awards are not assumed or substituted by the surviving company or, if assumed or substituted, a qualifying termination occurs within two years following (or six months before, but contingent upon) a change in control.

(3)	Represents the intrinsic value as of the last business day of the fiscal year of unvested stock options. As of the end of fiscal 2016, the intrinsic value of all unvested stock options was zero because the Company’s stock price was less than the exercise price for all awards. The grant agreements provide no vesting will occur upon a change in control unless the options are not assumed or substituted by the surviving company or, if assumed or substituted, a qualifying termination occurs within two years following (or six months before, but contingent upon) a change in control.

(4)	Represents 18 months of continued health insurance coverage, computed as the excess of our current COBRA premium for such coverage over Mr. Beem’s current contribution to the health plan providing benefits to our employees. These benefits would be payable over such 18 months.

Thomas Kuharcik

		Termination without
	Termination without	cause or termination	Change
	cause or termination	by executive for good	in control
	by executive for	reason following a	regardless of	Death or
	good reason	change in control	termination	disability
Compensation:
Severance pay(1)	$502,500	$ 1,172,500	$—	$—
Vesting of unvested restricted stock(2)	—	238,489	238,489	238,489
Benefits:
Health and dental insurance(3)	19,149	19,149	—	19,149
Total	$521,649	$1,430,138	$238,489	$257,638
____________________

(1)	In the case of termination without cause or termination by executive for good reason, represents one times Mr. Kuharcik’s base salary plus an amount equal to his actual annual bonus for the year of termination prorated for the number of full months during the bonus year prior to such termination, to be paid 75 days after the fiscal year end. In the case of termination without cause or termination by executive for good reason within two years following a change in control, represents two times Mr. Kuharcik’s base salary, plus two times the target annual bonus equal to 50% of base salary, plus a pro-rated annual bonus equal to 50% of base salary, to be paid 60 days following the date of termination.

(2)	Represents the intrinsic value as of the last day of the fiscal year of unvested restricted stock unit awards. The grant agreements provide no vesting will occur upon a change in control unless the awards are not assumed or substituted by the surviving company or, if assumed or substituted, a qualifying termination occurs within two years following (or six months before, but contingent upon) a change in control. In the event Mr. Kuharcik’s employment is terminated without cause or he terminates his employment for good reason during the employment term, the unvested restricted stock units granted under his employment agreement will vest.

(3)	Represents 18 months of continued health insurance coverage, computed as the excess of our current COBRA premium for such coverage over Mr. Kuharcik’s current contribution to the health plan providing benefits to our employees. These benefits would be payable over such 18 months.

Douglas R. Muir

For Mr. Muir, the table below sets forth the payments and benefits that became payable upon his retirement and termination of employment with us on April 30, 2015.

Termination of
Employment on
April 30, 2015
Compensation:
Vesting of unvested restricted stock(1)	$545,161
Vesting of unvested stock options(2)	327,807
Total	$872,968
____________________

(1)	Represents the intrinsic value as of April 30, 2015 of unvested restricted stock awards. Because Mr. Muir was “retirement eligible” under the terms of his restricted stock agreements, having achieved the required age and years of service to the Company, his termination of employment resulted in the vesting of any unvested restricted stock awards.

(2)	Represents the intrinsic value as of April 30, 2015 of unvested stock options. Because Mr. Muir was “retirement eligible” under the terms of his stock option agreements, having achieved the required age and years of service to the Company, his termination of employment resulted in the vesting of any unvested stock options.

Cynthia A. Bay

		Termination without
	Termination without	cause or termination	Change
	cause or termination	by executive for good	in control
	by executive for	reason following a	regardless of		Death or
	good reason	change in control	termination	Retirement(1)	disability
Compensation:
Severance pay(2)	$507,375	$1,183,875	$—	$—	$—
Vesting of unvested
restricted stock(3)	—	330,979	330,979	330,979	330,979
Vesting of unvested
stock options(4)	—	—	—	—	—
Benefits:
Health and dental insurance(5)	11,463	11,463	—	—	11,463
Total	$518,838	$1,526,317	$330,979	330,979	$342,442
____________________

(1)	As of January 31, 2016, Ms. Bay was “retirement eligible” under the terms of her stock option and restricted stock agreements, having achieved the required age and years of service to the Company, and thus, upon termination of employment by reason of “retirement,” the unvested restricted stock and stock options awarded pursuant to award agreements containing retirement eligibility provisions immediately vested. Ms. Bay retired from the Company effective March 31, 2016.

(2)	In the case of termination without cause or termination by executive for good reason, represents Ms. Bay’s base salary, to be paid in 12 equal monthly installments, commencing on the first month anniversary of the date of termination, plus a pro-rated annual bonus equal to 50% of base salary, to be paid 60 days following the date of termination. In the case of termination without cause or termination by executive for good reason within two years following a change in control, represents two times Ms. Bay’s base salary, plus two times the target annual bonus equal to 50% of base salary, plus a pro-rated annual bonus equal to 50% of base salary, to be paid 60 days following the date of termination.

(3)	Represents the intrinsic value as of the last business day of the fiscal year of unvested restricted stock unit awards.

(4)	Represents the intrinsic value as of the last business day of the fiscal year of unvested stock options. As of the end of fiscal 2016, the intrinsic value of all unvested stock options was zero because the Company’s stock price was less than the exercise price for all awards.

(5)	Represents 18 months of continued health insurance coverage, computed as the excess of our current COBRA premium for such coverage over Ms. Bay’s current contribution to the health plan providing benefits to our employees. These benefits would be payable over such 18 months.

DIRECTOR COMPENSATION

The table below summarizes the aggregate amounts of compensation received by our non-management directors during the fiscal year ended January 31, 2016.

Director Compensation

					Change in
					Pension
	Fees				Value and
	Earned			Non-Equity	Nonqualified
	or paid in	Stock	Option	Incentive Plan	Deferred	All Other
	Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name(1)	($)	($)(2)	($)	($)	Earnings	($)(3)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Tim E. Bentsen	$60,000	$120,000	—	—	—	$1,200	$181,200
Charles A. Blixt	60,000	120,000	—	—	—	1,200	181,200
Lynn Crump-Caine	70,000	120,000	—	—	—	1,200	191,200
Carl E. Lee, Jr.	60,000	120,000	—	—	—	1,200	181,200
C. Stephen Lynn	60,000	120,000	—	—	—	1,200	181,200
Robert S. McCoy, Jr.	97,500	120,000	—	—	—	1,200	218,700
James H. Morgan(4)	—	174,000	—	—	—	—	174,000
Andrew J. Schindler	60,000	120,000	—	—	—	1,200	181,200
Michael H. Sutton (5)	30,000	—	—	—	—	600	30,600
Lizanne Thomas	70,000	120,000	—	—	—	1,200	191,200
Togo D. West, Jr.(5)	30,000	—	—	—	—	600	30,600
____________________

(1)	This table does not include director compensation for Mr. Thompson, the Company’s Chief Executive Officer, who received no compensation for his service as a director during fiscal 2016. The compensation received by Mr. Thompson as an employee of the Company is shown above; see “Executive Compensation – Summary Compensation Table”.

(2)	Except with respect to Messrs. Morgan, Sutton, and West, amount represents the grant date fair value of 6,000 restricted stock units granted to each of our non-management directors on June 17, 2015 in consideration of his or her service for fiscal 2016. Messrs. Sutton and West received no grant because their tenure on the Board of Directors had terminated as of the grant date. For Mr. Morgan, amount represents the grant date fair value of 8,700 restricted stock units granted on June 17, 2015 in consideration of his service as Chairman of the Board for fiscal 2016. As of January 31, 2016, the non-management directors held the following number of restricted stock units: Mr. Bentsen – 4,966, Mr. Blixt – 224,826, Ms. Crump-Caine – 224,826, Mr. Lee – 4,966, Mr. Lynn – 212,995, Mr. McCoy – 236,533, Mr. Schindler – 236,533, and Ms. Thomas – 224,702.

(3)	Represents fees paid at the rate of $300 per quarter for miscellaneous expenses. We also reimburse each director for travel and other expenses incurred to attend meetings of the Board of Directors and its committees, continuing education courses applicable to his or her role as a member of our Board of Directors and its committees, and such other meetings as requested by the Company; such reimbursements are not included in the amounts set forth herein.

(4)	Mr. Morgan, the Company’s former Chief Executive Officer and Executive Chairman, received no cash compensation for his service as Chairman of the Board of Directors during fiscal 2016 due to receipt of termination of service payments under his employment agreement with the Company.

(5)	Mr. Sutton and Mr. West retired from the Board of Directors as of the annual meeting on June 17, 2015. Mr. Sutton received 217,437 shares of the Company’s stock and Mr. West received 154,444 shares of the Company’s stock that were previously deferred.

Narrative to Director Compensation Table

Summarized below is a description of the compensation arrangements for our non-management directors (amounts shown for the Non-executive Chairman, the Lead Independent Director, and the committee chairs are in addition to the Cash Annual Retainer):

●	Cash Annual Retainer: $60,000
●	Non-executive Chairman of the Board Retainer: $26,000
●	Lead Independent Director Retainer: $25,000
●	Audit Committee Chair Retainer: $15,000
●	Nominating and Corporate Governance Committee Chair Retainer: $10,000
●	Compensation Committee Chair Retainer: $12,500
●	Restricted Stock Units: $120,000
●	Additional Restricted Stock Units for Chairman: $54,000

On June 17, 2015, the Compensation Committee granted 6,000 restricted stock units (valued at approximately $120,000 on date of grant), to each of our non-management directors, other than Mr. Morgan, in consideration of his or her service for fiscal 2016. These units vested, or will vest, in four quarterly installments on September 17, 2015, December 17, 2015, March 17, 2016, and on June 14, 2016 (the date of the Annual Meeting). On June 17, 2015, the Compensation Committee granted 8,700 restricted stock units (valued at approximately $174,000 on date of grant) to Mr. Morgan in consideration of his service as Chairman of the Board for fiscal 2016. These units vested, or will vest, in four quarterly installments on September 17, 2015, December 17, 2015, March 17, 2016, and on June 14, 2016 (the date of the Annual Meeting). Each non-management director elected to defer receipt of the shares underlying these restricted stock units, with the exception of Mr. Lynn, Mr. Morgan and Ms. Thomas. The deferred shares will be distributed in a single lump sum share distribution following the termination of service on the Board of Directors.

Following the Annual Meeting, it is expected that each continuing non-management director will receive restricted stock units valued at approximately $120,000, vesting in four equal installments over one year, in consideration of his or her service for the twelve-month period covering June 2016 through May 2017. Mr. Morgan will receive additional restricted stock units valued at approximately $54,000 in recognition of his role as Chairman of the Board.

In addition to these fees, each director received fees of $300 per quarter for miscellaneous expenses. Beginning in fiscal 2017, this miscellaneous expense fee has been eliminated. We also reimburse each director for travel and other expenses incurred to attend meetings of the Board of Directors and its committees and such other meetings as requested by the Company, and continuing education courses applicable to his or her role as a member of our Board of Directors and its committees.

The Company has entered into indemnification agreements with each current director providing (1) advancement by the Company prior to the final disposition of any indemnifiable claim of any and all expenses relating to any indemnifiable claim paid or incurred by the director or which the director determines are reasonably likely to be paid or incurred by the director; (2) reimbursement of any and all expenses paid or incurred by the director or which the director determines are reasonably likely to be paid or incurred by the director in connection with any claim made by the director for (a) indemnification or reimbursement or advance payment of expenses by the Company, and/or (b) recovery under any directors’ and officers’ liability insurance policies maintained by the Company, regardless in each case of whether the director ultimately is determined to be entitled to such indemnification, reimbursement, advancement or insurance recovery, as the case may be; and (3) liability insurance for the duration of the director’s service as a director of the Company.

Stock Ownership and Equity Retention Policy – Directors

As with our officers, we believe that our directors should be encouraged to own our common stock to further align their interests with those of our shareholders. In order to ensure that the directors maintain this alignment, the Board of Directors has adopted a stock ownership and equity retention policy to which all directors are expected to adhere. Under this policy, each director is expected to own stock valued at 600% of his or her annual cash retainer. Until the 600% ownership level is achieved, directors must retain 100% of all shares, net of taxes and transaction costs, acquired related to an award granted after the effectiveness of the policy under any Company equity compensation plan or other written compensatory arrangement.

Securities Trading Policy – Directors

The Company’s securities trading policy prohibits any hedging and any pledging of Company securities by directors. The policy prohibits directors from trading in options of any kind (including but not limited to puts and calls), warrants or other derivative instruments involving Company securities (other than stock options or awards granted under a Company incentive plan). Additionally, the policy prohibits directors from purchasing any financial instrument or contract, including prepaid variable forward contracts, equity swaps, collars, delayed delivery contracts and exchange traded funds, that is designed to hedge or offset any risk of decrease in the market value of Company securities.

GENERAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file initial reports of beneficial ownership and changes in such ownership with the SEC. Such officers, directors, and shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us and written representations from our executive officers and directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis during fiscal 2016, except that the following Section 16(a) filing inadvertently was filed late due to administrative error: a Form 4 for James Morgan was filed March 2, 2015, to report stock withheld to cover taxes related to a January 29, 2015 vesting of restricted stock units.

Shareholders’ Proposals for 2017 Annual Meeting

Shareholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the SEC and our bylaws.

Under SEC Rule 14a-8, any shareholders desiring to present a proposal to be acted upon at the 2017 annual meeting of shareholders and included in the proxy materials must ensure that we receive the proposal at our principal executive office in Winston-Salem, North Carolina by January 5, 2017 in order for the proposal to be eligible for inclusion in our proxy statement and proxy card relating to such meeting.

If a shareholder intends to submit a proposal for our 2017 annual meeting of shareholders that is not to be included in the Company’s proxy statement and proxy relating to the 2017 annual meeting of shareholders, the shareholder generally must give us notice in accordance with the requirements set forth in our bylaws during the period that is not less than 40 days nor more than 90 days before our 2017 annual meeting of shareholders. The Company’s bylaws require that certain information with respect to the proposal and the shareholder making the proposal be set forth in the notice.

If a shareholder intends to submit a nomination for director for our 2017 annual meeting of shareholders that is not to be included in the Company’s proxy statement and proxy relating to the 2017 annual meeting of shareholders, the shareholder must give us notice in accordance with the requirements set forth in our bylaws during the period from February 14, 2017 to March 16, 2017, the period that is not less than 90 days nor more than 120 days prior to the first anniversary date of our 2016 Annual Meeting of Shareholders. The Company’s bylaws require that certain information with respect to the nomination and the shareholder making the nomination be set forth in the notice.

If the date of the 2017 annual meeting of shareholders is not scheduled within a period commencing 30 days before the first anniversary date of the Company’s 2016 annual meeting of shareholders and ending 60 days after such anniversary date, shareholders will be advised of such change and of the new dates for submission of nominations for directors.

To obtain a copy of the relevant bylaw provision or to submit a proposal, a shareholder must submit such request or proposal in writing to: Krispy Kreme Doughnuts, Inc., 370 Knollwood Street, Winston-Salem, North Carolina 27103, Attention: Secretary.

Other Matters

Whether or not you plan on attending the Annual Meeting, please fill in, date, sign, and mail a proxy card, or vote by telephone or electronically through the internet as soon as possible. If you attend the Annual Meeting and wish to vote in person, you may revoke your proxy at that time. If you plan to attend, you MUST follow the instructions described above under “Proxy Solicitation and General Information — Admission to Annual Meeting.”

BY ORDER OF THE BOARD OF
DIRECTORS,

STEVEN J. ELLCESSOR Secretary

Appendix A

NON-GAAP FINANCIAL INFORMATION

Reconciliation of Adjusted Net Income to Net Income

Management evaluates the Company’s results of operations using, among other measures, adjusted net income and adjusted earnings per share, which reflect the provision for income taxes only to the extent such taxes are currently payable in cash. In addition, management excludes from adjusted net income charges and credits that are unusual and infrequently occurring. Management believes adjusted net income and adjusted earnings per share are useful performance measures because they more closely measure the cash flows generated by the Company’s operations and the trends in those cash flows than do net income and earnings per share prepared pursuant to accounting principles generally accepted in the United States (“GAAP”) because they exclude the effects of transactions that are not indicative of the Company’s ongoing results of operations. Adjusted net income and adjusted earnings per share are non-GAAP measures.

As of January 31, 2016, the Company had net deferred income tax assets of approximately $75 million, of which approximately $26 million related to federal and state net operating loss carryovers. The Company’s federal net operating loss carryovers totaled approximately $124 million.

The Company has reported cumulative pretax income of over $220 million since the beginning of fiscal 2010, and the Company also has generated significant taxable income during this period. However, because of the Company’s utilization of its federal and state net operating loss carryovers and other deferred tax assets, the Company’s cash payments for income taxes have been relatively insignificant during this period. As a result, the provision for income tax expense has substantially exceeded cash payments for income taxes. Until such time as the Company’s net operating loss carryovers are exhausted or expire, GAAP income tax expense is expected to continue to substantially exceed the amount of cash income taxes payable by the Company.

The Company recorded impairment charges and lease termination costs of approximately $4.4 million in the fourth quarter of fiscal 2016. The majority of these charges relate to stores closed in fiscal 2016 and stores expected to be closed in early fiscal 2017. Impairment charges and lease termination costs of this magnitude and nature are excluded from adjusted net income because including them is not representative of the ongoing performance of the Company’s remaining assets.

The Company recorded a pretax charge of approximately $2.5 million in the fourth quarter of fiscal 2015 for the settlement of amounts due under an employment agreement with the Company’s former chief executive officer. That officer transitioned from the Company’s executive chairman role to the non-employee role of non-executive chairman of the Board of Directors in late January 2015.

The following non-GAAP financial information and related reconciliation of adjusted net income to GAAP net income are provided to assist the reader in understanding the effects of the above facts and transactions on the Company’s results of operations. In addition, the non-GAAP financial information is intended to illustrate the material difference between the Company’s income tax expense and income taxes currently payable, as well as, reflect the ongoing performance of the business. These non-GAAP performance measures are consistent with other measurements made by management in the operation of the business which do not consider certain impairment charges and lease termination costs and income taxes except to the extent to which those taxes currently are payable, for example, in capital allocation decisions and incentive compensation measurements that are made on a pretax basis.

A-1

Reconciliation of Consolidated Adjusted Net Income to Consolidated Net Income

	Year Ended
	January 31,	February 1,
	2016	2015
Net income, as reported	$32,398	$30,060
Impairment charges and lease termination costs	4,437	—
Charge for settlement of employment contract	—	2,464
Provision for deferred income taxes	16,650	15,729
Adjusted net income	$53,485	$48,253

Adjusted earnings per common share:
Basic	$0.82	$0.73
Diluted	$0.80	$0.70
Weighted average shares outstanding:
Basic	65,221	66,360
Diluted	66,907	68,929

A-2

DIRECTIONS TO ANNUAL MEETING
KRISPY KREME DOUGHNUTS, INC.
Annual Meeting of Shareholders
Tuesday, June 14, 2016, 9:00 A.M.
Krispy Kreme Doughnuts, Inc. Headquarters
370 Knollwood Street
Winston-Salem, North Carolina 27103

Reminder: Please bring proof of ownership and valid picture identification. (See instructions described above under Proxy Solicitation and General Information — Admission to Annual Meeting.) Seating is limited at the Annual Meeting so please plan on arriving early. IF YOU DO NOT HAVE VALID PICTURE IDENTIFICATION AND, IF YOU ARE A HOLDER IN STREET NAME, ALSO HAVE PROOF THAT YOU OWN COMPANY STOCK, YOU WILL NOT BE ADMITTED INTO THE ANNUAL MEETING.

Driving directions to the Meeting:

From the East: Take Business I-40 West to Winston-Salem. After passing through Downtown, take Exit 3A (Knollwood Street). Turn left onto Knollwood Street. At first light, turn right into the office park containing 370 and 380 Knollwood buildings. Go straight into the parking deck. 370 Knollwood is the building furthest on the right, closest to Business I-40.

From the West: Take Business I-40 East toward Downtown Winston-Salem. Before getting to Downtown, take Exit 3A (Knollwood Street). Turn right onto Knollwood Street. At first light, turn right into the office park containing 370 and 380 Knollwood buildings. Go straight into the parking deck. 370 Knollwood is the building furthest on the right, closest to Business I-40.

Parking Information:

There is an adjacent parking deck to the office building with free parking.

KRISPY KREME DOUGHNUTS, INC.
370 KNOLLWOOD STREET
WINSTON-SALEM, NC 27103

VOTE BY TELEPHONE OR INTERNET
QUICK * * * EASY * * * IMMEDIATE

Your telephone or internet vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE: Call Toll-Free on a Touch-Telephone 1-800-690-6903. There is NO CHARGE to you for this call. Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 13, 2016. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY INTERNET: The web address is www.proxyvote.com. Use the internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 13, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL: Mark, sign, and date your proxy card and return it in the postage-paid envelope provided or return it to Krispy Kreme Doughnuts, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VIEW PROXY STATEMENTS AND ANNUAL REPORTS ON THE INTERNET: If you agree to view future Proxy Statements and Annual Reports of the Company on the internet instead of receiving paper copies in the mail, as described in the accompanying Proxy Statement (to the extent the Company makes such option available), please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

IF YOU VOTE BY PHONE OR INTERNET - DO NOT MAIL PROXY CARD.
THANK YOU FOR VOTING.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E09680-P79853	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KRISPY KREME DOUGHNUTS, INC.			For All	Withhold All	For All Except
The Board of Directors recommends you vote FOR the Directors listed in Proposal 1.
Vote on Directors			☐	☐	☐
1.	ELECTION OF DIRECTORS
Nominees:
ELECTION OF CLASS II DIRECTORS
	01)	Charles A. Blixt
	02)	Lynn Crump-Caine
	03)	Robert S. McCoy, Jr.
	04)	Andrew J. Schindler

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR Proposals 2 and 3.		For	Against	Abstain
Vote on Other Matters
2.	Advisory approval of the compensation of our named executive officers as disclosed in our 2016 Proxy Statement.	☐	☐	☐
3.	The ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for its fiscal year ending January 29, 2017.	☐	☐	☐

This proxy is solicited on behalf of the Board of Directors.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR ALL for Item 1 and FOR Items 2 and 3.

If any other matters properly come before the Annual Meeting, or any adjournment or postponement thereof, or if cumulative voting is required, the persons named in this proxy are authorized to vote in their discretion in accordance with their best judgment.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of Annual Meeting, Proxy Statement, and Annual Report on Form 10-K are available at www.proxyvote.com.

KRISPY KREME DOUGHNUTS, INC.
Annual Meeting of Shareholders
Tuesday, June 14, 2016, 9:00 A.M.
Krispy Kreme Doughnuts, Inc. Support Center
370 Knollwood Street
Winston-Salem, North Carolina 27103

E09681-P79853

Krispy Kreme Doughnuts, Inc.
370 Knollwood Street
Winston-Salem, North Carolina 27103
Attention: Secretary

The undersigned hereby appoints Tony Thompson and Price Cooper, or either of them, as proxies of the undersigned to vote the common stock of the undersigned at the Annual Meeting of Shareholders of Krispy Kreme Doughnuts, Inc. (the "Company"), to be held on June 14, 2016, and at any adjournment or postponement thereof.

The Board of Directors recommends a vote "FOR": (1) the election of the directors named in this proxy and accompanying Proxy Statement, (2) the advisory approval of the compensation of the Company's named executive officers as disclosed in the accompanying Proxy Statement, and (3) the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for its fiscal year ending January 29, 2017; and unless instructions to the contrary are indicated in the space provided, this proxy will be so voted.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side